SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BANK OF FLORIDA CORPORATION

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2009

Dear Fellow Shareholders:

We are pleased to invite you to Bank of Florida Corporation’s 2009 Annual Meeting of Shareholders. This year’s Annual Meeting will be held at our corporate headquarters located at 1185 Immokalee Road, Naples, Florida 34110, on Thursday, April 30, 2009, at 4:30 p.m.

The Notice of the Annual Meeting of Shareholders and Proxy Statement attached to this letter describe the formal business that will be transacted at the Annual Meeting, primarily the election of directors and the amendment of the 2006 Stock Compensation Plan. Our directors and officers will be present at the Annual Meeting to respond to your questions and to share with you our thoughts on how we intend to address the current economic environment and the challenges that we see in 2009.

Also enclosed is a copy of our 2008 Annual Report, which contains important information about our company.

Regardless of the number of shares that you own, your vote is important. Please sign and date the enclosed Proxy Card or voting instruction form promptly and return it in the postage-paid envelope which has been provided. If you prefer to vote in person at the Annual Meeting, you will be given that opportunity, as well.

On behalf of the Board of Directors and our employees, we look forward to seeing you at the Annual Meeting.

Sincerely,

Michael L. McMullan
Chief Executive Officer & President

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 30, 2009

The 2009 Annual Meeting of Shareholders of Bank of Florida Corporation will be held at our corporate headquarters located at 1185 Immokalee Road, Naples, Florida 34110, on Thursday, April 30, 2009, at 4:30 p.m. At the meeting, the following items will be presented and voted upon:

Proposal 1 – The election of thirteen members of our Board of Directors;

Proposal 2 – The amendment of the 2006 Stock Compensation Plan;

Proposal 3 – The adjournment of the Annual Meeting to solicit additional proxies in the event there are insufficient votes to approve either of the foregoing Proposals; and

The transaction of any other business that properly comes before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 10, 2009, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. You are encouraged to complete the enclosed Proxy Card or voting instruction form and return it in the postage prepaid, pre-addressed envelope. If you would like to vote in person, you will be permitted to revoke your proxy by attending the meeting and voting at that time.

By Order of the Board of Directors,

Arlette Yassa
Corporate Secretary

Naples, Florida

March 30, 2009

PROXY STATEMENT

2009 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

This Proxy Statement is being furnished to Bank of Florida Corporation’s (referred to herein as “Bank of Florida” or “the Company”) shareholders of record as of March 10, 2009. By this mailing, the Board of Directors is soliciting proxies for use at Bank of Florida’s 2009 Annual Meeting of Shareholders. Our 2008 Annual Report, which includes our Form 10-K, is enclosed with this Proxy Statement. These documents provide important information about our business, including audited financial statements, and are first being mailed to our shareholders on or about March 30, 2009.

It is important that your shares are represented by proxy, or that you will be present to vote in person at the Annual Meeting. If you wish to vote by proxy, please complete the enclosed Proxy Card or voting instruction form and return it, signed and dated, in the enclosed postage-paid envelope. Even if you are planning to attend the Annual Meeting, we are also requesting that you submit the Proxy Card or voting instruction form. This will ensure that your shares are voted in the event you find that you will not in fact be able to attend the Annual Meeting. Proxies solicited by the Board of Directors will be voted in accordance with the directions given therein.

When and where is the Annual Meeting?

•	Thursday, April 30, 2009

•	4:30 p.m.

•	Corporate Headquarters

Community Room

1185 Immokalee Road

Naples, Florida 34110

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 30, 2009.

A copy of this proxy statement and of Bank of Florida’s Annual Report on Form 10-K are also available to shareholders via the Internet at https://www.sendd.com/EZProxy/?project_id=139.

What matters are being considered and what is the recommendation of our Board?

The Board recommends that you vote:

•	FOR – Proposal 1 - the election of thirteen directors, each to serve for a one year term;

•	FOR – Proposal 2 - the amendment of the 2006 Stock Compensation Plan; and

•	FOR – Proposal 3 - the adjournment of the Annual Meeting to solicit additional proxies in the event there are insufficient votes to approve either of the foregoing matters.

If you do not indicate a preference, the proxy holders will vote in accordance with the Board’s recommendations. Although the Board of Directors knows of no additional business that will be presented for consideration at the Annual Meeting, execution of the enclosed Proxy Card confers discretionary authority on the proxy holders to vote your shares in accordance with their best judgment on any other business that may properly come before the Annual Meeting, or any adjournment thereof.

VOTING PROCEDURES

Who is entitled to vote at our Annual Meeting and what constitutes a quorum?

Only holders of record of our common stock at the close of business on March 10, 2009, the shareholder record date, will be entitled to vote at the Annual Meeting. Record holders representing a majority of our outstanding common stock, present in person or represented by proxies, constitute a quorum.

What are the voting rights of our shareholders?

In accordance with Florida law and our Bylaws, directors will be elected at the Annual Meeting by a plurality of the votes cast, meaning the thirteen individuals who receive the most votes will be elected to serve as directors. Any other matter on which shareholders vote at the Annual Meeting will be determined by the affirmative vote of a majority of the votes cast. The number of shares of our common stock outstanding as of March 10, 2009, was 12,779,020, held by approximately 532 shareholders of record. Each share of common stock entitles its owner to one vote upon each matter to come before the Annual Meeting.

A shareholder may abstain or withhold a vote with respect to any item submitted for shareholder approval. Abstentions and withheld votes will be counted as being present for purposes of determining the existence of a quorum, but will not be counted as voting in favor of any proposal brought before the Annual Meeting.

How do I vote?

The manner in which your shares may be voted depends on how your shares are held.

Shares Held of Record. If you own shares of record, meaning that your shares of common stock are represented by certificates or book entries in your name so that you appear as a shareholder on the records of our stock transfer agent, a Proxy Card for voting those shares will be included with this Proxy Statement. You may vote those shares by completing, dating, signing, and returning the Proxy Card in the enclosed postage pre-paid, pre-addressed envelope.

Shares Held in Brokerage Accounts. If you own shares through a brokerage firm (e.g., shares held in “street name”), you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct your broker on how your shares are to be voted. As with a Proxy Card, you may vote your shares by completing, dating, signing, and returning the voting instruction form in the envelope provided. Many brokerage firms have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form.

In addition, if your shares are held in street name, under certain circumstances your brokerage firm may be permitted to vote your shares. Such entities have authority to vote their customers’ shares on certain routine matters, including the election of directors. When a firm votes its customers’ shares on routine matters, these shares are also counted for purposes of establishing a quorum to conduct business at the meeting. A brokerage firm cannot vote its customers’ shares on non-routine matters. Accordingly, these shares are not counted as votes against a non-routine matter, but rather not counted at all for these matters. The amendment of the 2006 Stock Option Plan is the only non-routine matter being considered at this year’s Annual Meeting.

Who can attend our Annual Meeting?

If you own common stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by Proxy Card. If you own common stock through a brokerage account, you may attend the Annual Meeting, but in order to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the brokerage firm that holds your shares. You should contact your brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting, so we will be able to determine in advance if a quorum is present. You may change or revoke your proxy at the Annual Meeting in the manner described below, even if you have already voted and mailed in your proxy.

May I change my vote after I mail my proxy card?

Any shareholder holding common stock of record may revoke a previously granted proxy at any time before it is voted, by delivering to us a written notice of revocation, or a duly executed Proxy Card bearing a later date, or by attending the Annual Meeting and voting in person. Any shareholder holding common stock through a brokerage firm may change or revoke previously given voting instructions by contacting the brokerage firm, or by obtaining a legal proxy from the brokerage firm and voting in person at the Annual Meeting.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table contains information regarding the only shareholder known to us to be the beneficial owner of 5% or more of the outstanding shares of Bank of Florida common stock as of the record date.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Rooney Holdings, Inc. 1400 Gulf Shore Blvd. North, Suite 184 Naples, Florida 34102	931,530	*	7.29%

*	As disclosed in a Schedule 13G/A filed with the Securities and Exchange Commission on January 16, 2008.

CORPORATE GOVERNANCE

Director Independence

The Securities and Exchange Commission and the Financial Industry Regulatory Authority have regulations and listing requirements that govern the corporate practices of Nasdaq listed companies such as Bank of Florida. Throughout this Proxy Statement, references to a director or to directors being “independent” means that our Board of Directors has determined that the director or directors are “independent” as defined by Nasdaq Marketplace Rule 4200(a)(15).

In determining whether a director is “independent,” our Board of Directors broadly considers relevant factors and circumstances, including each director’s personal independence and the manner in which each director’s affiliations, both business and personal, might impair his or her independence. The Board of Directors considers any transactions and relationships between the director (and any member of his or her immediate family or their affiliates) and Bank of Florida (and its subsidiaries and affiliates). Our Board of Directors also examines any transactions and relationships between directors and their affiliates and members of our senior management team and any member of their immediate family or affiliates. Since banking is a significant portion of our business, our Board of Directors has determined that a director’s independence is not affected where there is a loan between a subsidiary bank and the director, and that loan is on market terms, is performing in accordance with its contractual terms and has not been adversely classified or specially mentioned by any bank examiners.

An annual self-assessment of director independence is conducted by our Nominating and Corporate Governance Committee. In addition, the Nominating and Corporate Governance Committee, the Compensation Committee, and the Audit Committee each undergo an annual assessment of their performance in accordance with their respective charters. The non-employee directors of the Board meet in executive session on a regular basis. Decisions on matters of corporate governance are made by our non-employee directors.

Code of Ethics

Bank of Florida has adopted a Code of Ethics for Principal Financial Officers that applies to the Company’s Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer. This Code of Ethics was attached as Exhibit 14 to Bank of Florida’s Annual Report on Form 10-Q for the quarter ended September 30, 2007. Each year, the Board of Directors also reviews, amends if necessary or desirable, and readopts a Code of Ethics that applies to all employees, officers and directors of the Company and its subsidiaries. This more general code of ethics is posted on Bank of Florida’s website at www.bankofflorida.com. In addition, copies of the Code of Ethics and the committee charters referenced above are available in print to any shareholder who requests them by contacting Arlette Yassa, Corporate Secretary, at (954) 653-2064.

BOARD AND COMMITTEES

The Board of Directors of Bank of Florida conducts its business through meetings of the full Board. During the year ended December 31, 2008, our Board of Directors held eight regular and five special meetings. All of our director nominees attended at least 75% of the total meetings of the Board of Directors and those Board committees on which each director served, except for Bradford G. Douglas and Francis Rooney who attended 68.4% and 68%, respectively, of all such meetings. In addition, Bank of Florida’s policy is to require its directors to attend its Annual Meeting of Shareholders. All of our directors attended the 2008 Annual Meeting of Shareholders.

The Board has five standing committees – the Executive Committee, the Audit Committee, the Bank Secrecy Act/AML and Compliance Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The composition of and number of meetings held by each committee of Bank of Florida is reflected in the following table:

Board Member	Audit	Nominating and Corporate Governance	Executive	Bank Secrecy Act/AML and Compliance	Compensation
Donald R. Barber			X
Joe B. Cox	Chair		X	X	X
Bradford G. Douglas	X
John B. James				X
LaVonne Johnson		X	X		X
Edward Kaloust		Chair	X	X	X
Michael L. McMullan			X
Edward A. Morton	X	X		X
Pierce T. Neese	X		X	X
Michael T. Putziger	X	X	Chair		Chair
Ramon A. Rodriguez			X	Chair
Francis Rooney		X	X		X
Terry W. Stiles
Meetings in 2008	13	7	7	4	8

The Executive Committee has the authority of the Board of Directors when the Board is not in session. The Executive Committee may exercise all powers of the Board of Directors in the management of the business and affairs of the Company under Florida law. The responsibilities of the Executive Committee are contained in the Executive Committee Charter, which is available on Bank of Florida’s website.

The Audit Committee is governed by the Fifth Amended and Restated Audit Committee Charter, which was included in the 2008 Proxy Statement as Exhibit A and is available on Bank of Florida’s website. Pursuant to this Charter, the Committee reviews the Company’s auditing, accounting, financial reporting and internal control functions and policies, and selects our independent auditor and reviews its services. The Board has determined that each member of the Audit Committee is independent. For further information regarding the Audit Committee, please see the next section entitled “Report of the Audit Committee.”

The Bank Secrecy Act/AML and Compliance Committee oversees the Company’s and its subsidiaries’ adherence to federal and state banking laws. In addition to the directors listed in the table above, John S. Chaperon, Executive Vice President and Director of Corporate Risk Management, also serves on this Committee. While not required, this Committee has adopted a Charter, which is available on Bank of Florida’s website.

The Compensation Committee serves with regard to compensation and personnel policies, programs and plans, including management development and succession, and to approve employee compensation and benefit programs. A copy of the Third Amended and Restated Compensation Committee Charter was included in the 2008 Proxy Statement as Exhibit B and is available on Bank of Florida’s website. The Board has determined that each member of the Compensation Committee is independent. For further information regarding the Compensation Committee, please see the “Compensation Committee Report” found elsewhere in this Proxy Statement.

The Nominating and Corporate Governance Committee considers and recommends nominees to our Board of Directors and also recommends for election the directors of our subsidiaries’ Boards of Directors. On January 16, 2009, the Board added director Edward A. Morton to the Nominating and Corporate Governance Committee. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent. A copy of the Third Amended and Restated Nominating and Corporate Governance Committee Charter was included with the 2008 Proxy Statement as Exhibit C and is available on Bank of Florida’s website. Through its Charter, the Nominating and Corporate Governance Committee considers and evaluates Board members and nominees, including shareholder nominees. The Nominating and Corporate Governance Committee also recommends the assignments of Committee memberships, develops training and educational programs for directors, annually reviews the Articles of Incorporation and Bylaws of the Company, and reviews and considers potential conflicts of interests of members of the Board and the Executive Officers of Bank of Florida.

REPORT OF THE AUDIT COMMITTEE

In accordance with the Fifth Amended and Restated Charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of Bank of Florida. During 2008, the Audit Committee met 13 times and discussed the interim financial and other information contained in each quarterly earnings announcement and periodic filings to the Securities and Exchange Commission with the Chief Executive Officer, Chief Financial Officer, and the independent registered public accounting firm prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and Bank of Florida that might bear on the firm’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence and satisfied itself as to the firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The Audit Committee reviewed both with the independent registered public accounting firm and internal auditors, their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed by PCAOB AU 380, Communication with Audit Committees, and Rule 2-07, Communication with Audit Committees, of Regulation S-X, and, both with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed the audited consolidated financial statements of Bank of Florida as of and for the fiscal year ended December 31, 2008, and management’s assertion on the design and effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s consolidated financial statements and their assertion on the design and effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm has the responsibility for the examination of those consolidated statements and assertions.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements and report on management’s assertion on the design and effectiveness of internal control over financial reporting be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

The foregoing report is submitted by the Audit Committee: Joe B. Cox (Chairman), Bradford G. Douglas, Edward A. Morton, Pierce T. Neese, and Michael T. Putziger.

Principal Independent Registered Public Accounting Firm Fees

Hacker, Johnson & Smith, P.A. (“Hacker, Johnson”) has served as our independent registered public accounting firm for the fiscal years ended December 31, 2008, and December 31, 2007, and the subsequent interim period, and have provided their professional services for the following fees:

Audit Fees. The aggregate fees which will be billed for professional services by Hacker, Johnson in connection with the audit of the annual financial statements and internal controls over financial reporting for the fiscal years ended December 31, 2008 and 2007, and the reviews of the financial statements included in the Company’s 2008 and 2007 quarterly filings with the Securities and Exchange Commission, were $252,000 and $246,000, respectively. Hacker, Johnson also billed the Company $8,000 in connection with the annual audit of the Company’s 401K plan in both 2008 and 2007.

Audit-Related and Other Fees. In 2008 there were no Audit-Related or Other Fees charged by Hacker, Johnson. In 2007, Hacker, Johnson billed the Company $20,000 in connection with agreed upon contract approval processes.

Tax Fees. The fees billed by Hacker, Johnson for tax compliance and advice, including the preparation of the Company’s 2008 and 2007 corporate consolidated tax returns, were $23,000 each year.

Compatibility of Fees. Our Audit Committee has considered the provision of non-audit services by Hacker, Johnson and the fees paid to that firm for such services, and believes that the provision of such services and its fees are compatible with maintaining Hacker, Johnson’s independence (See “Audit Committee Report”).

In all instances, Hacker, Johnson’s performance of the above mentioned services was pre-approved by Bank of Florida’s Audit Committee.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Board of Directors is presently comprised of thirteen members and will remain at thirteen members for 2009. The size of the Board is set by the Board of Directors pursuant to its authority under our Articles of Incorporation and Bylaws. A majority of our directors are independent. Each director serves for a one-year term or until his or her successor has been empanelled.

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has approved a slate for the 2009 director elections. The thirteen nominees are: Donald R. Barber, Joe B. Cox, Bradford G. Douglas, John B. James, LaVonne Johnson, Edward Kaloust, Michael L. McMullan, Edward A. Morton, Pierce T. Neese, Michael T. Putziger, Ramon A. Rodriguez, Francis Rooney and Terry W. Stiles. Each director nominee has indicated his or her willingness to stand for election and to serve as a director if elected. Should a director nominee become unable or unwilling to serve, proxies will be voted for the election of such other person as the Board of Directors may choose to nominate.

The affirmative vote of a plurality of the votes cast at the Annual Meeting is needed to elect each director. Abstentions and withheld votes will have the same effect as votes against a director nominee. To the best of our knowledge, no director nominee is being proposed for election pursuant to any agreement between that person and any other person.

Information relating to the business experience and age of each director nominee is set forth below. We have also included the same information for our non-director Executive Officers.

Director Nominees

Nominees	Age	Business Experience	Director Since
Donald R. Barber	66	Mr. Barber has served as a director of Bank of Florida – Southwest since 1998. Mr. Barber is the Vice Chairman of Boran Craig Barber Engel Construction Co., Inc., in Naples, Florida. He is a graduate of the University of Florida and has served the construction industry in Naples for over 43 years. Mr. Barber has been twice recognized as “Builder of the Year” by the Collier Building Association, given the “Silver Beaver Award” by the Boy Scouts of America, is a Laureate of Junior Achievement’s Business Leadership Hall of Fame, and currently Vice President of the Board of Trustees of North Naples United Methodist Church. He was a former Chairman of the Education Foundation of Collier County and director of the Philharmonic Center for the Arts for 10 years. Mr. Barber’s previous bank experience was as an advisory board member for NCNB National Bank and Southtrust Bank of SW Florida and a director for Community National Bank in Lee and Collier counties.	2002

Joe B. Cox, Esq.*	69	Mr. Cox is Vice-Chairman of Bank of Florida, Chairman of the Board of Bank of Florida Trust Company, and a director of Bank of Florida – Southwest. He is the Senior Partner and Attorney at Law at Cox & Nici, P.A., a law firm in Naples, Florida. Mr. Cox received a Juris Doctorate in Law from the University of Tulsa Law School. He received his LLM in Estate Planning from the University of Miami. Mr. Cox is Board Certified by the Florida Bar in Estate Planning and Taxation. He is a Fellow of The American College of Trust & Estate Counsel. He is a member of the Collier County Bar Association, the Florida Bar Association, and the American Bar Association. Mr. Cox’s community activities include serving as Board Member of Naples Community Hospital Foundation, The Community School of Naples, and Moffitt Cancer Research Center. Mr. Cox has previously served as President of the following organizations: Collier County Heart Association, Forum Club, YMCA of Collier County Endowment Board, and Greater Naples Civic Association. Mr. Cox is also a Director and Chairman of the Audit Committee of the publicly traded Beasley Broadcast Group, Inc.	1998

Bradford G. Douglas*	52	Mr. Douglas has served as a director of Bank of Florida – Tampa Bay since its inception in 2004. He has been engaged in the development, sale, financing, and leasing of retail, office, warehouse, and multi-family products since 1980. He has represented retail tenants, institutional owners, financial institutions, developers, and individuals in commercial real estate development and investment brokerage transactions, as well as debt and equity placements. Since 1998, Mr. Douglas has co-founded two Florida based real estate development and acquisition companies with a diverse portfolio of retail, industrial, and office properties throughout Florida and the United States. Mr. Douglas has previous experience with a regional mortgage firm and syndication group, as well as institutional disposition experience with a national brokerage firm.	2008

Nominees	Age	Business Experience	Director Since
John B. James	67	Mr. James became Senior Executive Vice President and Chief Administrative Officer of Bank of Florida in October 2006. From November 2005 until October 2006, he served as Executive Vice President and Director of Corporate Risk Management. He is also a founding director of the Company, Bank of Florida – Southwest, and Bank of Florida Trust Company. From October 2001 until November 2005, Mr. James was Chief Executive Officer and President of Bank of Florida – Southwest. Mr. James retired from NationsBank (now Bank of America) on December 31, 1997, after over 30 years in banking. Prior to his retirement, Mr. James served as Executive Vice President of Corporate Banking for C&S Banks, headquartered in Atlanta, Georgia, President of the C&S Hillsborough County Bank, in Tampa, Florida, and was responsible for all banking activities in Lee, Collier, and Charlotte Counties for C&S Banks, Southwest Florida. Mr. James has been involved in many civic activities, including Collier County Education Foundation Board, Junior Achievement of Southwest Florida, and the Economic Development Council of Collier County, and has participated in the Leadership Lee and Leadership Southwest Florida Programs. Following service in the United States Army, Mr. James received his Bachelor of Science degree in 1967 from Florida State University.	1998

LaVonne Johnson*ƒ	76	Ms. Johnson has been a director of the Company and Bank of Florida – Southwest since their founding in 1998. Ms. Johnson is a retired planner and project director for Allegheny County, Pennsylvania. She has also owned and operated clothing stores for career women in Pittsburgh, Pennsylvania. Ms. Johnson received a Bachelor of Arts degree from the University of Pittsburgh, and a Master of Public Administration degree from the University of Pittsburgh Graduate School of Public and International Affairs. She recently received an Honorary Doctorate of Humane Letters from Gustavus Adolphus College in St. Peter, Minnesota. Ms. Johnson is active in her community, serving on the Arts Advisory Committee of the City of Marco Island, and as a docent at the Art League of Marco Island, where she also serves on the Foundation Committee. She is also a member of the American Association of University Women. Prior to moving to Florida, Ms. Johnson served on her Church Council, where she chaired its Education Committee and assisted with the establishment of a child care center. Ms. Johnson has also served on the Minnesota Board of Education and an Advisory Board that mentored at risk children.	1998

Edward Kaloust*	67	Mr. Kaloust has been the Chairman of the Board of Bank of Florida – Tampa Bay since 2004. He also serves as a director of Bank of Florida Trust Company. He is from Tampa, Florida where he is an entrepreneur and investor, as well as the Chief Executive Officer and Founder of Medi-Weightloss Clinics®, which does business nationwide and is based in Tampa, Florida. Mr. Kaloust is a retired insurance executive, with over 40 years of business experience in the insurance industry. From 1969 to December 2003, he was the Managing Partner of New England Financial’s Florida operations. He is the only two-time Manager of the Year in that organization’s history. Mr. Kaloust is a former director of	2004

Nominees	Age	Business Experience	Director Since
		Marblehead Bank and Trust in Marblehead, Massachusetts, and is a graduate of American College in Bryn Mawr, Pennsylvania.

Michael L. McMullan	54	Mr. McMullan has served as a director and the Chief Executive Officer and President of the Company since its inception in 1998. From 1998 to 2001, he served as the Chief Executive Officer of Bank of Florida – Southwest and in the same capacity at Bank of Florida – Southeast from its organizational phase until 2002. He was also a director of Liberty Share Draft & Check Printers until the company was sold in 2005. Mr. McMullan has over 30 years of banking experience, most of which has been as an executive officer or President. His banking experience in Florida began in 1990, when he became the Commercial Banking Executive for C&S Bank of Florida’s Jacksonville-area bank. He was transferred to Naples in 1991, where he was named Chief Operating Officer of C&S Bank of Florida’s Collier County Bank. Subsequent to the merger with NCNB, he was named Senior Banking Executive and Commercial Banking Manager of NationsBank, Collier County. In 1993, he accepted the position of Commercial Banking Executive for NationsBank’s Broward County Division and subsequently managed the Broward County and Palm Beach divisions and was the Florida Market Manager for NationsBank’s Financial Strategies Group. His last position with NationsBank, now Bank of America, was that of Manager of the Economic Development Office for the State of Florida. He has served on the Board of Directors of the United Way of Jackson, Mississippi and Broward County, Florida; the Boys and Girls Club of Broward County; and the Advisory Board of the Economic Development Councils in Collier County and Broward County. He has also served on the Boards of the Broward Workshop and is currently in his second term as a director of the Florida Bankers Association. Mr. McMullan received a Bachelor of Business Studies from the Chair of Banking at the University of Mississippi in 1976, and in 1979 received a Master of Business Administration in Finance and Monetary Policy from Columbia University, New York.	1998

Edward A. Morton*	61	Mr. Morton was appointed as a director of the Company in 2008, and is the Chairman of the Board of Bank of Florida – Southwest. He has been a Managing Director with Wasmer, Schroeder & Company, Inc., an investment advisory and portfolio management firm in Naples, Florida, since January 2007. In September 2006, he retired as Chief Executive Officer of NCH Healthcare Systems, Inc., the owner of Naples Community Hospital, after a 35 year career. He serves as a Commissioner for the Collier County Sheriff’s Office, a Director of Florida Gulf Coast University Finance Corporation, Chairman Emeritus of Florida Gulf Coast University Foundation, a Trustee of Moorings Park, Inc., a Trustee of Youth Development Foundation, and the Chairman of the Leadership Collier Foundation. From 1969 to 1972, he served as a Captain in the United States Army and he received a Bachelor of Arts in Accounting from the University of Notre Dame in 1969 and a Masters of Business Administration from the University of Miami in 1982.	2008

Nominees	Age	Business Experience	Director Since
Pierce T. Neese*	69	Mr. Neese has been a director of the Company since his appointment in 2007, following Bank of Florida’s acquisition of Old Florida Bankshares, Inc., where he had served as a director. Mr. Neese is a semi-retired banking executive with over 49 years of experience in commercial and community banking. He also serves as the Chairman and Chief Executive Officer at United Security Bank headquartered in Sparta, Georgia, and its subsidiary, Bank of Woodstock in Woodstock, Georgia, where he has been a director since 1974. In addition, Mr. Neese is a member of the Board of Directors of Community Bank of Pickens County located in Jasper, Georgia. He also previously served for 25 years as the Chairman and Chief Executive Officer of Etowah Bank in Canton, Georgia.	2007

Michael T. Putziger, Esq.*	63	Mr. Putziger is the Company’s Chairman of the Board, and has been a director of Bank of Florida – Southwest since 1999. He is the Vice Chairman of the WinnCompanies, a private real estate development company headquartered in Boston, Massachusetts, which develops mixed-use properties. Mr. Putziger is also of-counsel to the law firm of Murtha Cullina, LLP, Boston, Massachusetts. He served on the Firm’s Board of Directors and its management committees for 30 years. Throughout his legal career, he has represented banks and bank holding companies in general corporate matters. Mr. Putziger served as Chairman of the Board of Directors of First Community Bank, headquartered in Woodstock, Vermont, and now serves on the Board of Lake Sunapee Bank and its holding company, New Hampshire Thrift Bancshares, into which First Community Bank was merged. He also serves as a director of Enterprise Bancorp and Enterprise Bank, both located in Lowell, Massachusetts. He also served as a Director of First Bank in Chelmsford, Massachusetts, Shawmut Arlington Trust Company in Lawrence, Massachusetts, and The Hibernia Savings Bank and Emerald Isle Bancorp in Quincy, Massachusetts, as well as other financial institutions located in the Northeast. He received a Bachelor of Arts from Syracuse University and a Juris Doctor from Boston University.	2002

Ramon A. Rodriguez, CPA	63	Mr. Rodriguez is a founding director of Bank of Florida – Southeast. Until March 2006, Mr. Rodriguez was Chief Executive Officer and President of Madsen Sapp Mena Rodriguez & Co., a public accounting firm located in Fort Lauderdale, Florida, when it was acquired by Crowe Horwath, LLP. He serves on the Board of Directors of Republic Services, Inc., a solid waste company listed on the New York Stock Exchange. He received a Bachelor’s degree in Accounting in 1971 from Florida Atlantic University in Boca Raton, Florida. In 1983, he completed the Owner’s and President’s Management Program at Harvard Business School in Boston, Massachusetts. He is a former President of the Florida Institute of Certified Public Accountants and a former Chairman of the Florida Board of Accountancy. Mr. Rodriguez is an active Board member of a number of civic organizations, including WPBT Channel 2, Holy Cross Hospital, and Broward Performing Arts Center. Mr. Rodriguez was previously a member of the Board of Directors of Barnett Bank of Broward County.	2002

Nominees	Age	Business Experience	Director Since
Francis Rooney*	55	Mr. Rooney served as the United States Ambassador to the Holy See (Vatican) from 2005 to 2008, and is Chief Executive Officer of Rooney Holdings, Inc., Naples, Florida. Mr. Rooney serves on the Board of Directors of Helmerich and Payne, Inc. (New York Stock Exchange listed company), the Advisory Board of the Panama Canal Authority, and as a Trustee of the Center for the Study of the Presidency, Washington, DC. Mr. Rooney earned a Bachelor of Arts from Georgetown University and a Juris Doctorate from Georgetown University Law Center.	2008

Terry W. Stiles	61	Mr. Stiles is a founding director of Bank of Florida – Southeast. Mr. Stiles is Chairman and Chief Executive Officer of Stiles Corporation, a multi-million dollar, full-service real estate development company headquartered in Fort Lauderdale, Florida. He assumed leadership of the Fort Lauderdale-based company in 1971 and under his direction Stiles Corporation has expanded from a primarily residential construction firm to a full-service commercial real estate development company with established regional offices in Fort Myers, Florida, Tampa, Florida, and Orlando, Florida. Mr. Stiles is actively involved in his community. In 1999, the City of Fort Lauderdale elected him “Citizen of the Year.” He was designated “1995 Leader of the Year” by Leadership Broward Foundation, and was selected by the United Way as a “community hero” to carry the torch in the 1996 Olympic cross-country relay. Mr. Stiles has also received numerous awards and honors from his professional affiliation including the NAIOP (National Association of Industrial Office Properties) National Developer of the Year in 2000. Mr. Stiles was the National President of NAIOP in 1997 and 1998. He is an active member of the Executive Committee of Broward Workshop and the Board of Directors of the Jack and Jill Children’s Center.	2004

*	Indicates that the director is independent.
ƒ	Although Director Johnson has an interest in a limited liability company that receives lease payments from Bank of Florida – Southwest, she is not a managing member of the limited liability company and her 25% ownership interest does not provide her with control of the limited liability company. Therefore, the Nominating and Corporate Governance Committee and the Board of Directors have concluded that Director Johnson is independent.

Non-Director Executive Officers

Officer	Age	Business Experience
John S. Chaperon	60	Mr. Chaperon has been the Executive Vice President and Director of Corporate Risk Management of Bank of Florida since September 2006. Mr. Chaperon was an Executive Vice President and the Chief Credit Officer of Bank of Florida from July 2005 until April 2006. From November 2002 until April 2006, Mr. Chaperon served as an Executive Vice President and the Senior Lender of Bank of Florida – Southeast. From April 2006 to August 2006, Mr. Chaperon served as President of Bristol Bank, Coral Gables, Florida, which was merged with Bank of Florida – Southeast in August 2006. He also served as President and Chief Executive Officer of Bank of Florida – Southeast from

Officer	Age	Business Experience
		October 2007 to August 2008. Mr. Chaperon has more than 36 years of financial experience. Before joining Bank of Florida he served as Chief Executive Officer and President of Gateway American Bank and Union Bank of Florida.

Tracy L. Keegan	43	Ms. Keegan joined the Company as Executive Vice President and Chief Financial Officer on January 1, 2006. Prior to joining Bank of Florida, Ms. Keegan served as the Chief Financial Officer of The Bankers Bank (now Silverton Bank) in Atlanta, Georgia from December 2004 to November 2005. Before then, she was employed as Senior Vice President, Controller, and Treasurer of The Prudential Banks in Atlanta, Georgia from November 1989 to October 2004. Ms. Keegan has more than 23 years of financial industry experience and is an active member of the American Institute of Certified Public Accountants and Financial Managers Society.

Roy N. Hellwege	50	Mr. Hellwege became Executive Vice President and Director of Banking Operations at Bank of Florida in December of 2007. He joined the Company in 2003 as the President of Bank of Florida – Tampa Bay. Prior to joining the Company, he served as Bay Area President for Gold Bank from 2002 to 2003 and as Chief Executive Officer and President of Colonial Bank for Tampa Bay from 1999 to 2002. Prior to those positions, Mr. Hellwege had a 23 year career with SunTrust, culminating with serving as Regional President for the Tampa and St. Petersburg market.

Craig D. Sherman	51	Mr. Sherman is an Executive Vice President and the Chief Lending Officer of the Company. Since October 2008, he has also served in Bank of Florida’s Special Assets Department. Mr. Sherman has over 28 years of banking experience, all of which is in the Southwest Florida area. Prior to joining Bank of Florida – Southwest in 1999, Mr. Sherman served as a Senior Vice President and as the Vice President and Commercial Team Leader for SouthTrust in Naples, Florida. Mr. Sherman is a 1979 graduate of Florida State University with a Bachelor of Science degree in finance.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS

AND EXECUTIVE OFFICERS

The table and the footnotes on the following page contain information regarding the beneficial ownership of our common stock of our directors, director nominees and non-director executive officers as of March 10, 2009. The percentage held by each person reflects the number of shares that the person owns, plus the number of shares that the person has the right to acquire pursuant to stock options or warrants that are presently exercisable or which become exercisable within the next 60 days.

(This space intentionally left blank.)

Name	Number of Shares Owned(1)		Right to Acquire(2)	% of Beneficial Ownership(3)
Donald R. Barber	57,600		12,404	—	(4)
John S. Chaperon	5,077		17,510	—	(4)
Joe B. Cox	98,258	(5)	23,333	—	(4)
Bradford G. Douglas	70,000		0	—	(4)
Roy N. Hellwege	19,777		23,070	—	(4)
John B. James	57,725	(6)	42,483	—	(4)
LaVonne Johnson	304,342	(7)	21,069	2.54%
Edward Kaloust	48,775		10,854	—	(4)
Tracy L. Keegan	4,519		5,744	—	(4)
Michael L. McMullan	32,112		110,500	1.11%
Edward A. Morton	5,300		2,290	—	(4)
Pierce T. Neese	165,673		0	1.30%
Michael T. Putziger	306,685	(8)	7,416	2.46%
Ramon A. Rodriguez	40,110	(9)	13,255	—	(4)
Francis Rooney	931,530	(10)	0	7.29%
Craig D. Sherman	9,825		33,060	—	(4)
Terry W. Stiles	314,360	(11)	4,450	2.49%

All Directors, Nominees and Executive Officers as a Group (17 individuals)	2,471,668		327,438	21.30%

(1)	Includes shares for which the named person:

•	has sole voting and investment power;

•	has shared voting and investment power with a spouse, or

•	holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)	Includes shares that may be acquired by exercising stock options and/or warrants that are currently exercisable or which become exercisable within 60 days of the record date.
(3)	The determination of “beneficial ownership” of our common stock is based upon Rule 13d-3 under the Securities Exchange Act of 1934, which provides that shares will be deemed to be “beneficially owned” where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares.
(4)	Less than 1%.
(5)	Mr. Cox holds 33,670 of the shares in trust.
(6)	Includes 15,000 shares held in trust and another 200 shares held in UTMA by Mr. James.
(7)	Includes 25,600 shares Ms. Johnson’s spouse holds in his IRA, 4,000 shares she holds as custodian and 25,551 held by the Johnson Foundation.
(8)	Includes 93,000 shares that Mr. Putziger holds as a trustee.
(9)	Includes 1,500 shares held by Mr. Rodrigez’ spouse and 27,000 held by a business interest of his.
(10)	Includes shares that are held by a controlled company of Mr. Rooney’s.
(11)	Includes 147,920 Mr. Stiles holds as trustee, 20,940 held by a limited partnership controlled by Mr. Stiles and 3,000 shares held in trust for his children.

The Board of Directors Recommends that Shareholders Vote “For” the Election of the Thirteen Director Nominees.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee

Bank of Florida’s Board of Directors’ Compensation Committee (“Committee”) is composed solely of independent directors. The Committee is responsible for overseeing the executive and Board compensation programs of the Company and its four subsidiaries. Specific duties and responsibilities are detailed in the Committee’s Third Amended and Restated Compensation Committee Charter, which was included in the 2008 Proxy Statement as Exhibit B. The Committee’s responsibilities, as it pertains to executive and director compensation, include:

•	Recommending to the Board the compensation of all the executive officers of Bank of Florida (collectively “Executive Officers”), as well as the senior executives of the Company’s subsidiaries;

•

Ensuring that Bank of Florida develops, implements, and maintains executive reward systems that are contemporary, competitive, reasonable, and motivating with respect to an Executive Officer’s performance and contribution to the Company;

•	Performing an annual assessment of the Chief Executive Officer’s performance;

•	Reviewing executive supplemental benefits, retirement benefits, and special compensation programs of the Company and, when necessary, recommending changes to the Board;

•	Establishing guidelines and approving participation in qualified and non-qualified plans;

•	Reviewing and, when appropriate approving, the form and amount of all awards granted pursuant to Bank of Florida’s stock compensation plans;

•	Establishing, in consultation with Bank of Florida’s Chief Executive Officer, a reasonable and competitive general compensation philosophy for the Executive Officers;

•	Reviewing and recommending to the Board the form and amount of compensation paid to the Company’s outside directors;

•	Implementing and evaluating perquisites, employment agreements and change in control agreements; and

•	Ensuring that Bank of Florida has proper management succession.

In 2008, the Committee met eight times. Meeting minutes and reports were kept and distributed to each member of the Committee, other non-Executive Officer members of the Board who are not on the Committee, and the Secretary of the Company for record-keeping purposes.

Consultants

The Committee has the sole authority to retain and terminate a consulting firm to assist in the evaluation of the compensation of the Chief Executive Officer and other Executive Officers. As part of the process of selecting compensation consultants, the Committee considered various firms’ practices and approaches to maintaining independence.

The Committee utilized the services of The Delves Group, Chicago, Illinois, to provide advice regarding Executive Officer and director compensation as disclosed in this Proxy Statement. The Delves Group assisted the Committee in conducting an assessment of general market compensation practices and of the compensation levels of the Company’s Executive Officers. The Delves Group provided market information and analysis of industry trends utilizing compensation information of financial institutions with total assets of $500 million to $2.7 billion as background to its recommendations to the Committee regarding base salary, bonuses, and short and long-term incentives.

The information provided by The Delves Group is referred to in this assessment as the “Markets” or “Market Data.” Market Data was used to help establish and monitor total direct compensation levels recommended for the Company’s Executive Officers in 2008 and 2009. The review was limited to an assessment of conditions in our Markets, the Southeastern United States, as well as nationally.

More specifically, the Market Data compiled by The Delves Group and used by the Committee consisted of two general larger groups, as well as a customized 2008 compensation peer group survey (the “National/Florida Peer Group”). An aging factor was applied to all of the data collected in the groups to update the data through December 1, 2008.

The first general group utilized was The Delves Group 2008 National Bank Compensation Surveys (which took into consideration market median and the 75 th percentile data) consisting of community and super-community banks (mid-sized banks) and banks from the national market with a total median asset size of $2.4 billion. The second general group was comprised of market median data taken from 81 companies with the following criteria: banks with assets between $500 million and $1.9 billion; and banks from the national market.

The National/Florida Peer Group (which is periodically reviewed and updated by the Committee) consists of financial service organizations such as commercial banks and savings and loan associations, against which the Committee believes the Company competes for talent and which are similar in organizational size and operational structure. The National/Florida Peer Group was comprised of 15 financial institutions, whose total assets ranged from $1.4 billion to $2.7 billion, with a median total asset size of $1.8 billion. The financial institutions included in the National/Florida Peer Group were: Bancorp, Inc., Capital City Bank Group, Inc., Cardinal Financial Corporation, Center Financial, Eagle Bancorp, Inc., FNB United Corp., Great Florida Bank, Mercantile Bank Corporation, Pennsylvania Commerce Bancorp, Inc., Seacoast Banking Corporation of Florida, Smithtown Bancorp, Inc., Southeastern Bank Financial Corporation, Temecular Valley Bancorp Inc., TIB Financial Corp., and Virginia Commerce Bancorp, Inc. Of those, Capital City Bank Group, Great Florida Bank, Seacoast Banking Corp., and TIB Financial Corp., are Florida-based companies. Based upon the study, the Committee determined that base salaries, actual cash incentives, target cash incentives and total direct compensation were, in the aggregate, aligned with the current market practices for financial institutions of similar size and performance. The Committee also determined that total cash compensation was above the median, but below the 75th percentile, while the long-term incentives were below the median level compared to financial institutions of similar size and performance.

Consideration of an upcoming year’s total compensation starts at the beginning of the fourth quarter the previous fiscal year. Final decisions regarding 2008 bonuses were made at the Committee’s December 15, 2008 meeting. At that meeting, the Committee reviewed the prior year’s performance and the status of prior awards of long-term incentive compensation in the context of the Company’s performance, the current recession, and the widespread concern over executive compensation. The Committee also considered base salary levels for Executive Officers taking into consideration the current economic conditions and the Company’s performance goals for 2009. In 2008, the Committee also made long-term incentive compensation awards and changes in compensation at other meetings during the year, upon the occurrence of promotions or senior executive hires.

With regard to stock options, the grant dates of the awards are typically the close of business 30 days after a promotion or hire date, or January 2 with regard to existing employees. Last year, the grant date of stock options for existing employees was January 2, 2008, with any salary adjustments for existing employees effective on January 2, 2008.

The Company’s Chief Financial Officer and the Senior Vice President of Human Resources compile information for the Committee’s consideration for purposes of evaluating existing and proposed compensation packages. The Company’s Chief Executive Officer was also involved in making compensation recommendations for the other Executive Officers, which were then considered by the Committee with the assistance of The Delves Group.

The Committee also finalized changes to the Expense Management Policy, adding to the changes that became effective in 2007. As a result of the review, the allocation of corporate credit cards was adjusted and limits on the credit cards were reduced. The Committee also reviewed the automobile allowances and changes were made to ensure consistency in the completion of travel vouchers with regard to mileage versus allowance.

During 2008, the Committee continued to develop a non-qualified deferred compensation plan (“Deferred Plan”) for a limited number of key executives of the Company, identified by the Chief Executive Officer as being critical for the implementation of the Company’s long-term objectives. The Deferred Plan document was originally drafted during 2007 and the beginning of 2008 with the assistance of the Committee’s former compensation consultant. The Deferred Plan was reviewed and discussed by the Committee at several meetings during 2008. The Board of Directors finalized and approved the Deferred Plan on October 20, 2008. The Deferred Plan currently includes three executives as participants, other than the Chief Executive Officer, who is covered by a separate salary controlled plan (referred to herein as the “SERP”). See “Deferred Compensation Plan.”

In performance of their duties, The Delves Group interacted with the Company’s management and corporate counsel. The Delves Group also consulted with the Chairman of the Committee and attended most of the Committee meetings either in person or by telephonic conference.

Objectives and Philosophy

The executive compensation program for the Company is designed to: (i) attract and retain high quality Executive Officers that are critical to the long-term success of the Company; and (ii) make a portion of each Executive Officer’s potential compensation contingent upon performance, so that he or she is rewarded for contributing towards Bank of Florida’s achievement of its short-term business and long-term strategic goals. The philosophy is to provide a sufficient base salary so that Executive Officers are not encouraged to take unnecessary and excessive risks that threaten the value of the Company in order to obtain performance based compensation. The Committee determines target base and total direct compensation levels for each of the Company’s Executive Officers based on several factors, including, but not limited to:

•	The Executive Officer’s role and responsibilities;

•	The significant and perhaps unexpected business challenges that the individual Executive Officer has faced or is likely to face;

•	The total compensation of Executive Officers who perform similar duties at other companies;

•	The total compensation for the Executive Officer during the prior fiscal year;

•	How the Executive Officer has contributed to Bank of Florida’s performance during the prior year; and

•	How the Executive Officer may contribute to Bank of Florida’s future success.

Competition for Qualified Executives

Bank of Florida, national, regional, and local financial institutions, along with start-up financial institutions, all compete for a limited number of qualified executives located in our major Florida “Markets” (defined as Lee, Collier, Broward, Miami-Dade, Palm Beach, Hillsborough, and Pinellas Counties). The Committee’s goal is to design a compensation program that will attract and retain Executive Officers by rewarding Executive Officers for performance in relationship to the achievement of corporate and personal performance goals. Ideally, the Committee tries to target the Executive Officer’s compensation to generally fall near the market median for comparable positions reflected in relevant market data if target levels for the performance measures are achieved. “Total direct compensation” is comprised of the base salary, annual incentives, and long-term incentive compensation paid to the Executive Officers. In 2008, total direct compensation levels were above the market median, but below the 75th percentile, based on the individual’s experience and the Company’s specific needs.

The Committee found that, while the performance of the Executive Officers during 2008 was good and that a great deal of work had been undertaken for the Company to sustain its current status in the context of the economic downturn, increases in base salary levels were not appropriate in light of the Company’s 2008 results of operations and continued expectations for a slow economic recovery throughout 2009. Therefore, the 2008 base salaries for Executive Officers were not increased for 2009.

All benefits provided to the Executive Officers are customary for senior executives of financial institutions in our Markets. To date, annual cash incentives (i.e., cash bonuses) have been based on the Company’s overall performance and the individual Executive Officer’s performance for that particular year, as determined (in consultation with the Committee) by the Chief Executive Officer.

The Committee also considers limited benefits and other compensation and amounts payable to Executive Officers. This other compensation includes retirement benefits and contingent benefits, which may be payable in a situation involving a change of control of the Company. The nature of this other compensation is somewhat different, because it involves compensation that may be paid in the future depending upon the occurrence of certain circumstances.

Long-term compensation is intended to recognize over the long-term, services rendered to the Company, and to keep our overall compensation packages for executives comparable to that of our competitors and similar financial institutions, so that the Company may attract and retain high quality Executive Officers. As previously mentioned, the Company has a SERP for the Chief Executive Officer and in 2008 has adopted the Deferred Plan, a similar type of plan for a limited number of key Executive Officers. The SERP liability is informally funded through Bank Owned Life Insurance (“BOLI”), an asset of the Company. The Deferred Plan is also expected to be funded through an insurance product. In 2008, the Company accrued for the funding of the Deferred Plan.

In addition to the SERP, the Company also maintains a 401(k) Plan. The Committee believes that these plans, in the aggregate, are necessary to effectively compete for, retain, motivate, and reward our executives.

As with other financial institutions, Bank of Florida provides various other benefits to its Executive Officers. Many of these, such as health and disability insurance, are provided to most salaried employees on substantially the same basis. In many respects, these benefits have historically been driven by reference to the Company’s past practices, as well as benefits being provided by other competitors in our Markets. Bank of Florida also provides other limited perquisites (country club memberships, health club memberships, leased automobiles, and automobile allowances) to Executive Officers, depending upon their positions within the Company.

In the event of a change of control, Executive Officers of financial institutions typically endure a great deal of pressure, including uncertainty concerning their own employment future. Many of Bank of Florida’s competitors have provided their executives with change in control or severance agreements and other benefits in the event there are certain terminations of employment within a specified period following a change of control. Such contractual arrangements help assure that the executives will provide their full attention and commitment during the transaction negotiation process. The Committee believes these types of agreements are important to the Company. Presently, Bank of Florida has two employment agreements, which are with its Chief Executive Officer and its Chief Loan Officer. Going forward, the intended policy is that the Chief Executive Officer will be the only Executive Officer to be offered an employment agreement. In place of employment agreements, the Company has provided single and double trigger Change in Control Agreements to its other Executive Officers. See “Change in Control and Other Employment Related Agreements.” The Committee believes these agreements are necessary to be able to attract the management talent necessary to enable the Company to reach its goals and fulfill its mission.

During 2008, the Committee reviewed the Change in Control Agreements in place and the alternatives available. This review took place with consultation and advice from compensation consultants, corporate counsel and outside counsel, and was the subject of extensive discussion and consideration by the Committee. As a result of the Committee’s efforts, employment-related and Change in Control Agreements were modified or put in place that will protect both the Company, its shareholders, and the Executive Officers so that they are able to maintain their attention to matters which may be for the benefit of Bank of Florida and its shareholders, but may ultimately result in the loss of their position when those matters are brought to fruition.

Elements and Brief Description of Components of Compensation

The following table sets out the elements of our current compensation program for Named Executive Officers and briefly explains the purpose of each element:

Element of Our Compensation Program	Brief Description	How This Element Promotes Our Objectives
Annual Compensation:
—Salary	Fixed annual compensation.	Intended to be generally at or just over market median, to attract and retain high quality Executive Officers and reward performance and the meeting of goals, but to keep a proportion of total compensation at risk.

—Annual Incentives	Opportunity to earn performance-based compensation for achieving or exceeding pre-set financial and performance goals.	Motivate and reward achievement of annual operating goals and other preset performance goals that enhance shareholder value.

Long-term Compensation:
—Stock Options	Stock options, generally granted on an annual basis with vesting terms.	Highly leveraged risk and reward aligned with creation of shareholder value; vesting terms promote retention; necessary to effectively compete for, retain, motivate and reward executives.

—Restricted Stock, Restricted Stock Units, and Stock Appreciation Rights	Grants of stock, restricted stock units, and stock appreciation rights, subject to vesting terms.	Unleveraged risk and reward aligned with creation of shareholder value; vesting terms promote retention; necessary to effectively compete for, retain, motivate and reward executives.

Retirement Savings and Pension:
—401(k) Plan	Qualified 401(k) plan, including employer contributions, in-tended to encourage savings for retirement.	Program available to all employees.

—Non-qualified Deferred Compensation Plan	Deferral opportunities and employer contributions under a fixed formula provided to Executive Officers in excess of legal maximums under 401(k) plan.	Competitive compensation intended to help retain certain Executive Officers.

—Disability Plan for Chief Executive Officer	Provision for compensation in the event of permanent disability of the Chief Executive Officer.	Competitive compensation intended to help retain the Chief Executive Officer.

Severance Payments and Benefits:
—Severance Payments and Benefits in General	Payments and benefits provided to Chief Executive Officer upon termination of employment and in specified circumstances.	Competitive employment agreement terms intended to retain the Chief Executive Officer.

—Severance Payments and Benefits after a Change in Control	Payments and benefits upon termination of an Executive Officer’s employment and in specified circumstances following a change in control.	Intended to provide financial security to attract and retain Executive Officers and to keep their full attention and commitment under disruptive circumstances of a change in control and to encourage management to identify, consider and pursue transactions that would benefit shareholders, but that might lead to termination of employment.

Other Compensation Elements:
—Benefits	Health, life and disability benefits.	Standard benefits for all employees.

—Perquisites	Personal benefits, such as automobile allowance.	Intended to provide competitive compensation for certain Executive Officers.

The elements of our compensation program are further described as follows:

Total Compensation – Cash and Stock Incentives

Bank of Florida’s total compensation consists of five components:

•	Base salary;

•	Cash performance-based annual incentive;

•	Stock options and Restricted Stock;

•	Deferred compensation (qualified and nonqualified); and

•	Other benefits and perquisites as described in this Proxy Statement.

Base Salaries

When determining base salary, the Committee takes into consideration a number of factors, including Market Data, prior salary, current job responsibilities and any changes in job responsibilities, achievement of specified Company goals, individual experience, demonstrated leadership, performance potential, actual performance, and retention considerations. These factors are not weighted or ranked in any particular fashion.

The result of the 2008 Executive Compensation Study by The Delves Group concluded that Executive Officer salaries in general were slightly above market levels in the aggregate, relative to Bank of Florida’s National/Florida Peer Group and considering market compensation surveys noted above. The base salary levels for 2009, in the aggregate, remain slightly above the market median, due to the base salaries of the Chief Executive Officer, Senior Executive Vice President, and Chief Financial Officer being set at the higher end of the median range for 2008. The 2009 base salaries of the Executive Officers, however, are expected to remain at the 2008 levels.

Annual Incentives

Annual cash incentives are awarded to our Executive Officers based upon their individual performance and the Company’s performance, as a whole. Each individual Executive Officer has a target bonus opportunity, which in 2008 was in a range of up to 50% of his or her base salary.

In 2008, the Committee consulted with the Chief Executive Officer in establishing performance goals recommendations for the Executive Officers. The primary performance measures for the Executive Officers were based on the Company’s objectives and budget for 2008, which included organic growth. The Committee considered several different matrices including credit quality, the regulatory environment, expense control, non-interest income, deposit growth, loan growth and net income, as well as other factors measurable for each Executive Officer. The subsidiary Executive Officers were primarily measured on the performance of the respective subsidiaries, which took into account, meeting or exceeding plan performance goals, staff retention, and training.

The current recession, which began to take effect in early 2008, had a significant impact on the Company’s 2008 results of operations, driven primarily in part by the unprecedented deflation in real estate values throughout Florida. Like the stock prices of most financial institutions in the state and nationally, the price of Bank of Florida’s common stock was significantly impacted. The Committee believed that in light of the Company’s performance, no cash bonuses should be paid to the Executive Officers for 2008, even though their individual performances and contributions were instrumental to the Company’s stability.

While no bonuses were paid to the Executive Officers, the Committee and the Company recognize the importance of the efforts of its frontline employees (Tellers, Couriers, and Assistant Vice Presidents), the faces of the Company. In an effort to reward and encourage these employees and to maintain morale during difficult times, bonuses of between $200 and $500 were paid to each employee totaling $87,699 in the aggregate.

Long-Term Incentive Compensation

Bank of Florida also provides long-term incentive compensation to Executive Officers through the 2006 Stock Compensation Plan (the “Plan”), which is described in detail following this Compensation Discussion and Analysis. The Committee believes stock-based compensation makes the financial interests of management more in line with the shareholders’ interest, since the ultimate value of stock-based compensation is directly tied to the value of Bank of Florida’s stock.

The Plan allows us to grant stock options, stock appreciation rights, restricted stock, and restricted stock units. These types of awards measure financial performance over a longer period of time, compared to more conventional methods of compensation.

When granting awards, the Committee generally takes into account the following subjective and objective factors:

•	each Executive Officer’s level of responsibility;

•	each Executive Officer’s contributions towards Bank of Florida’s successful operations;

•	retention considerations; and

•	the practices of other comparable companies in our Markets.

Prior to making a grant, the Committee also considers the Company’s current share price, the volatility of the share price, and potential dilution. Because the Plan has a grant price limit of no less than book value, the Committee recommended to the Board that the Plan be amended to provide for a stock option grant at no less than fair market value. See Proposal 2 in this Proxy Statement. The Committee believes that using Bank of Florida’s stock for a significant portion of these awards helps further align the interests of the Executive Officers with those of our shareholders, by providing the Executive Officers with an additional equity stake in the Company.

The Company does not have a formal policy regarding the ownership of Bank of Florida’s stock by its Executive Officers. Executive Officers are, however, encouraged to maintain significant equity stakes in the Company. Also the Company’s Insider Trading Policy discourages and places restrictions on the ability of Executive Officers, employees and directors from the pledging of or hedging of their Bank of Florida stock.

Stock Compensation

At its March 9, 2009 meeting, the Committee approved restricted stock awards and granted restricted stock for 176,500 shares to eleven Executive Officers as of March 16, 2009. The grants, which are divided into three categories, were initially considered by the Committee at its December 2008 meeting. The three categories include restricted shares vesting in one year (31,500 shares), performance based restricted shares vesting over three years (63,000 shares) and restricted shares vesting over five years (82,000 shares). To receive any of the performance based restricted shares, the Executive Officer must be employed with the Company at the conclusion of the vesting period and the Company must be profitable, on a consolidated basis, for at least four consecutive quarters during the three year vesting period. The amounts of the grants were based in part upon each employee’s performance during 2008. The individual awards were determined through consultations with and recommendation of the Committee’s outside compensation consultant, also taking into account what the Company’s competitors were providing their executives in our Markets. No stock grants were awarded to any other Executive Officers.

The Committee considered the total recommended grant size as compared to outstanding shares, expected dilution and the expense attributable to the grant. With respect to the actual size of ranges of stock compensation awards, the Committee used the Black-Scholes pricing model (a formula widely used to value exchange-traded options and to determine the present value of option awards). All of the stock option grants in 2008 have had an exercise price equal to the closing price of Bank of Florida’s common stock on the grant date and vest in five equal annual increments beginning on the first anniversary following the date of the grant. Recognizing the benefits to the Company of non-qualified stock option grants, the stock option grants in 2008 were non-qualified.

Deferred Compensation Plan

In 2007 and 2008, the Committee considered various deferred compensation proposals and alternatives for the Company’s key Executive Officers. The Committee’s goal was to create a deferred compensation plan that was both cost effective to the Company, as well as providing for retention incentives for certain Executive Officers who are considered to be essential to the Company’s long-term objectives. The Committee ultimately decided to initially limit the number of eligible participants to three key Executive Officers suggested by the Chief Executive Officer. The new Deferred Compensation Plan (“Deferred Plan”) was approved by the Board on October 20, 2008. Individual Deferred Compensation Agreements were subsequently entered into on December 23, 2008, with Chief Financial Officer Tracy L. Keegan; Executive Vice President/Director of Banking Operations Roy N. Hellwege; and Executive Vice President/Director of Corporate Risk Management John S. Chaperon.

The Deferred Plan provides for an “Initial Vesting Period” of five years of service following the effective date of the Executive’s Deferred Compensation Agreement (which in the case of the above named Executives was January 2, 2008) at which time the Executive shall be 50% vested in his or her retirement benefit. For each year thereafter, Executives shall be vested an additional percentage (as set forth in the Executive’s Deferred Compensation Agreement) until he or she is 100% vested. If the Executive leaves the employment of the Company during the Initial Vesting Period, he or she is not entitled to any retirement benefit, unless there is a change in control of the Company, at which time the retirement benefit will be 100% vested. The accrued benefits for 2008 under the Deferred Plan were $151,000. In the future, the Company intends to fund the Deferred Plan with insurance product or annuities.

Other Benefits and Perquisites

Bank of Florida’s Executive Officers receive other benefits that are also available to our other employees. For example, Executive Officers and other salaried employees are provided with health and disability insurance, vacation pay, and sick pay. The Company currently leases the Chief Executive Officer’s automobile, Executive Vice President/Director of Corporate Risk Management is provided with an older company-owned vehicle, and car allowances are provided to thirteen other Executive Officers in amounts that are within the commonly practiced expense range. Executive Officers are also provided with country club and/or health club memberships (depending upon their position) and reimbursement of “business development expenses.” The Executive Officers are responsible for reimbursing the Company for any “social expenses” incurred, except to the extent that they are specifically, directly, and exclusively made in connection with business development dinners and social events with directors, investment bankers, and potential bank customers. Recognizing shareholder concerns and given the current economic climate, the Committee reduced the number of perquisites that had generally been provided to Executive Officers.

2008 Direct Compensation for Bank of Florida’s Chief Executive Officer

Michael L. McMullan is the Chief Executive Officer and President of Bank of Florida and is also a member of the Board. The Company entered into an Amended and Restated Employment Agreement with Mr. McMullan, effective as of March 8, 2005 (the “Employment Agreement”). In 2008 Mr. McMullan’s annual base salary was $380,292. Under the terms of his Employment Agreement, his salary is subject to annual review by the Committee and the Board of Directors. Mr. McMullan’s Employment Agreement also provides that he is eligible for an annual incentive bonus of up to 50% of his base salary. For service in 2007, Mr. McMullan received an annual incentive bonus, paid in 2008, of $138,500 (45% of his base salary). His Employment Agreement provides for a three-year term, and is automatically renewed daily. The automatic daily renewals terminate each year and require the Committee’s action to continue the daily renewals. The Committee is also required to semi-annually review Mr. McMullan’s performance to determine if the Employment Agreement renewals should continue. The Committee reviewed Mr. McMullan’s performance and elected to extend the daily renewals in 2009.

The Employment Agreement provides that Mr. McMullan’s employment may be terminated with or without cause, but that in the latter case, Mr. McMullan would be entitled to receive a severance payment equal to the amount due for the remainder of the term of his Employment Agreement, as well as being permitted to participate in any employment benefit plans for the remaining term of his Employment Agreement, or until such time as he is able to participate in a comparable plan provided by another employer. In the event the remaining term of his Employment Agreement is less than six months, he will be entitled to six months base salary as severance to coincide with his covenant not to compete. If Mr. McMullan is terminated for cause, he will not be entitled to any benefits or compensation, other than what has been accrued. Dismissal for cause can be appealed under certain circumstances, within a defined period. Upon receipt of the notice of the appeal, the Company must submit the matter to arbitration. The decision of the arbitrator is binding on the parties and is non-appealable.

In the event Mr. McMullan should become permanently disabled, he will be entitled to receive $125,000 per year until the earlier of his being employed full-time by another employer, his attaining 75 years of age, or his death. The disability payment will be offset by any available disability insurance, Social Security Insurance, bank-owned life insurance, supplemental retirement plan payments, or any payments received from other similar government or employer-sponsored plans or programs. The Employment Agreement has a non-compete and non-solicitation provision, whereby Mr. McMullan may not, without the Company’s written consent, either directly or indirectly, serve as an employee of any financial institution within Broward or Collier Counties, or solicit any Company customer or employee, for a period of six months after a termination of his employment.

Retirement Benefits

Retirement benefits are intended to recognize, over the long term, services rendered to the Company and to keep our overall pay packages for executives comparable to that of other companies in our Markets so that we can attract and retain high quality Executive Officers. As previously discussed in this analysis, the Company maintains a SERP for the Chief Executive Officer, which is informally funded through BOLI, an asset of the Company. The SERP, was established in 2004 and as amended in 2005, provided for cliff vesting, wherein at age 56 the Chief Executive Officer would be vested 70%, with full vesting at the age of 59. It further provided that in the event of a change in control of the Company or his death, the Chief Executive Officer’s retirement benefits would become fully vested.

The Committee spent a great deal of time reviewing the vesting and change in control aspects of the SERP beginning in 2007 and during 2008, specifically concerning protecting Bank of Florida and the Chief Executive Officer from any potential excise tax implications. The Committee worked in conjunction with its compensation consultants and corporate counsel, as well as with counsel retained by CEO McMullan to arrive at an effective and workable solution to the unintended potential tax consequences. The result of the Committee’s consultations and consideration was an amendment to the SERP, which was approved by the Board of Directors and became effective on December 31, 2008. Pursuant to the revision, the SERP is 75% vested as of December 31, 2008, and will vest another 9% at the end of 2009 and then another 8% at the end of each of the next two years so that the SERP will be fully vested at December 31, 2011.

The amendment also addressed change in control issues and as amended, the SERP will not automatically become fully vested in the event of a change in control. Instead, prior to the closing date of any merger that will result in a change in control, CEO McMullan will have the option to waive the acceleration of the change in control benefit under his Second Amendment to the SERP as amended, to avoid any potential excise tax implications under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or choose to elect 100% vesting, as provided by First Amendment to Schedule B of the Second Amendment to the SERP.

Under the terms of the SERP, at retirement the Chief Executive Officer will be entitled to receive 60% of his base salary at the time of his retirement until age 85. In the event of his death, his wife will be entitled to receive 80% of his benefit until her death.

Other Benefits to Executive Officers and Employees

The Company maintains a 401(k) Plan for its employees. The 401(k) Plan permits participants to defer additional portions of their salary for retirement. The Company matches 50% of eligible participants’ deferrals, up to a total match of 4% of a participant’s salary. The Committee believes it is appropriate to maintain these additional contributory plans, with the matching feature, to provide an additional incentive for the participants to also plan for their own retirement. In 2008, the Company’s contribution to the 401(k) Plan was $346,000.

Change in Control and Other Employment-Related Agreements

Each of our Executive Officers has either an Employment Agreement or a Change in Control Agreement that will provide him or her payments upon a change in control of the Company or upon a termination without cause.

Michael L. McMullan’s Employment Agreement provides that if he is terminated without cause, he will receive a severance payment equal to the amount due for the remainder of the term of the Employment Agreement, which was $375,000 on December 31, 2008. He is also to receive life, health and disability coverage for one year after any such termination. In the event of a Change in Control, (regardless of whether his employment is terminated), CEO McMullan shall be entitled to 2.9 times his W-2 compensation averaged over the five preceding years, but in no event shall that amount be more than $1.00 less than the Safe Harbor amount permitted under Section 280G of the Internal Revenue Code of 1986, as amended. In addition, CEO McMullan will have the option prior to the closing of any merger resulting in a change in control of the Company, to waive the acceleration of the change in control benefit under his Second Amendment to the SERP as amended, to avoid any potential Section 280G excise tax implications, or choose to elect 100% vesting, as provided by First Amendment to Schedule B of the Second Amendment to the SERP. The present estimated value of that benefit is $3,343,713. To receive these benefits, Mr. McMullan will be subject to a six month non-compete agreement in Collier and Broward Counties,

Florida and a twelve month non-solicitation agreement (covering employees and customers). In addition, Mr. McMullan will be bound by a confidentiality agreement and will be obligated to provide post-termination cooperation in proceedings such as litigation or regulatory examinations. The Committee further amended Mr. McMullan’s Employment Agreement finding that the six month no-compete agreement was not sufficient to protect an acquiring institution in the event of a change in control. To provide the necessary protection for an acquiring institution, Mr. McMullan shall be paid $585,000 in consideration of his agreement not to compete with the Company, or an acquiring institution, for a period of two years after termination of his Employment Agreement.

Tracy L. Keegan’s Change in Control Agreement, which was effective on January 1, 2008, provides for a single trigger, in that if Ms. Keegan’s employment is terminated without cause and incident to a change in control or if Ms. Keegan terminates her employment for any reason within six months of a change in control, she is to receive a lump sum payment equal to two-and-one-half times her highest base salary during the three years preceding the change in control. On December 31, 2008, that amount would have been $525,000. In addition, Ms. Keegan would also receive life, health and disability coverage for six months in such instances. To receive these benefits, Ms. Keegan will be subject to a six month non-compete agreement in every county in which the Company or a subsidiary has an office and a twelve month non-solicitation agreement (covering employees and customers).

John B. James’ Change in Control Agreement, which was effective on January 1, 2009, provides for a single trigger, in that if Mr. James’ employment is terminated without cause and incident to a change in control or if Mr. James terminates his employment for any reason within six months of a change in control, he is to receive a lump sum payment equal to two times his highest base salary during the three years preceding the change in control. On December 31, 2008, that amount would have been $440,000. In addition, Mr. James would also receive life, health and disability coverage for six months in such instances. To receive these benefits, Mr. James will be subject to a six month non-compete agreement in Collier and Lee Counties, Florida and a twelve month non-solicitation agreement (covering employees and customers).

Roy N. Hellwege’s Change in Control Agreement, which was effective on January 1, 2009, provides for a single trigger, in that if Mr. Hellwege’s employment is terminated without cause and incident to a change in control or if Mr. Hellwege terminates his employment for any reason within six months of a change in control, he is to receive a lump sum payment equal to two-and-one-half times the five-year average of his W-2 compensation for the five year period preceding the change in control. On December 31, 2008, that amount would have been $465,173. In addition, Mr. Hellwege would also receive life, health and disability coverage for six months in such instances. To receive these benefits, Mr. Hellwege will be subject to a six month non-compete agreement in Collier, Lee, Broward, Miami-Dade, Hillsborough and Palm Beach Counties, Florida.

John S. Chaperon’s Change in Control Agreement, which was effective on January 1, 2008, provides for a single trigger, in that if Mr. Chaperon’s employment is terminated without cause and incident to a change in control or if Mr. Chaperon terminates his employment for any reason within six months of a change in control, he is to receive a lump sum payment equal to two-and-one-half times his highest base salary during the three years preceding the change in control. On December 31, 2008, that amount would have been $462,500. In addition, Mr. Chaperon would also receive life, health and disability coverage for six months in such instances. To receive these benefits, Mr. Chaperon will be subject to a six month non-compete agreement in every county in which the Company or a subsidiary has an office and a twelve month non-solicitation agreement (covering employees and customers).

Craig D. Sherman’s Employment Agreement became effective on September 1, 2005 and had an initial two-year term. The Employment Agreement also provides for annual one year renewals on each anniversary of the effective date; provided however, the automatic renewals may be terminated upon either party’s notice to the other party. The Committee must review the Employment Agreement annually to determine whether or not to continue with the renewals. Mr. Sherman is eligible to receive a performance bonus not to exceed 25% of his annual base salary. Mr. Sherman is also subject to a non-compete provision substantially similar to Mr. McMullan’s. Under the terms of Mr. Sherman’s Employment Agreement, he is entitled to receive a cash payment equal to 2.5 times his then current base salary in the event of a “change in control” as defined in the Employment Agreement. The Employment Agreement also provides that Mr. Sherman’s employment may be terminated with or without cause, but in the latter case, he will be entitled to receive a severance payment equal to the amount due for the remainder of the term of his Employment Agreement, as well as being permitted to participate in any employment benefit plans for the shorter of one year or until such time as he is able to participate in a comparable plan provided by another employer. In the event the remaining term of his Employment Agreement is less than six months, he will be entitled to six months base salary as severance to coincide with his covenant not to compete. If Mr. Sherman is terminated for cause, he will not be entitled to compensation or any benefits, other than what has been accrued. At the expiration of his

Employment Agreement in September 2009, Mr. Sherman will enter a Change in Control Agreement instead, similar to those just described.

In addition to the two Employment Agreements described above, the Company also has eleven other Change in Control Agreements with its Executive Officers. The Change in Control Agreements have what are referred to as “single” and “double triggers.” The Executive Officers named in the compensation disclosures of Bank of Florida’s Proxy Statement have been provided with single trigger Change in Control Agreements, which provide the Executive Officers with severance benefits at the time the change in control is consummated. Seven other unnamed Executive Officers have been provided with double trigger Change in Control Agreements, i.e., in that in addition to a change in control of the Company, the executive must be terminated or not be offered a similar position with comparable compensation benefits, in order to receive any termination benefit. The distinction between “single” and “double” trigger Change in Control Agreements was implemented by the Committee after lengthy consultation with its compensation consultants and the Board in 2007 and 2008.

Under either of the above scenarios, the amount of an individual’s termination benefit ranges from 1.5 times to 2.5 times the officer’s salary, depending upon the officer’s position within the Company. The benefits include a lump sum cash payment and continued health benefits for a limited period of time. In addition, individual stock option agreements provide for full acceleration of all outstanding and unvested equity awards, in the event of a change in control. The Company believes these types of agreements are necessary in order to be able to attract and retain key executives.

Tax Aspects of Executive Compensation

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to the Executive Officers that is not “performance based” to $1 million annually per Executive Officer. The annual and long-term incentive plans are designed so that awards granted to the covered individuals meet Section 162(m) requirements for performance-based compensation, and thus, these awards should not be counted toward the $1 million limitation on tax deductions for an Executive Officer’s compensation in any fiscal year. The annual and long-term incentive plans give the Company flexibility to pay qualifying performance-based compensation and it is our intention to structure compensation so that Section 162(m) does not adversely affect the Company’s tax deduction. However, there may be instances in which we determine that we cannot structure compensation accordingly. In those instances, the Committee may elect to structure elements of compensation (such as certain qualitative factors in annual bonuses) to accomplish business objectives that it believes are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of the Company’s tax deduction for said compensation.

Other provisions of the Code also can affect the decisions which the Committee makes. Under Section 280G of the Code, a 20% excise tax is imposed upon Executive Officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments in excess of an amount equal to the base annual compensation, determined by a five year average. A company also loses its tax deduction for “excess” payments. The Company’s Change in Control Agreements do not provide for “gross ups” so that the Executive Officer is responsible for any tax consequences. Beginning in 2007, the Committee also considered the implications of the existing and proposed change to Section 409A of the Code. After multiple and lengthy consultations on the issue with corporate counsel, outside counsel and compensation consultants during 2008, the Committee addressed those concerns primarily by amending the employment agreement with CEO McMullan concerning the vesting schedule of the SERP as addressed above and providing him with the option of vesting the remainder of the SERP prior to the closing of a change in control event. The amendment also limited CEO McMullan’s compensation at a change in control so that it remains below the Safe Harbor amount permitted under Section 280G of the Code.

Accounting for the long-term incentive compensation (e.g., expensing of stock options) is compliant with FASB 123R and the Company’s deferred compensation arrangement with its Chief Executive Officer is compliant with new Section 409A of the Code and the newly issued Treasury Regulations promulgated thereunder.

COMPENSATION COMMITTEE REPORT

The duties and responsibilities of the Compensation Committee (“Committee”) of the Board of Directors are set forth in a written charter (the “Third Amended and Restated Compensation Committee Charter”) adopted by the Board. The Charter was included with the 2008 Proxy Statement as Exhibit B and is posted on Bank of Florida’s corporate website at www.bankofflorida.com. The Committee reviews and reassesses this Charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Committee has reviewed and discussed the above “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this Proxy Statement.

The foregoing report is submitted by the 2009 Compensation Committee: Michael T. Putziger, (Chairman), Joe B. Cox, Edward Kaloust, LaVonne Johnson, and Francis Rooney.

Compensation Tables

The following tables provide detailed information regarding the compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer, and its three other most highly paid Executive Officers. These five officers are referred to as the “Named Executive Officers” in the following discussion.

Summary Compensation Table

The following Summary Compensation table and footnotes provide general information concerning the total compensation paid to the Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards	All Other Compensation		Total
Michael L. McMullan Chief Executive Officer/President	2008	$380,292	—	$34,916	$34,797	(2)	$450,005
	2007	$307,000	$138,150	$34,916	$37,388	(3)	$517,454
	2006	$267,000	$125,000	—	$26,918	(4)	$418,918

Tracy L. Keegan Executive Vice President/ Chief Financial Officer	2008	$219,830	—	$47,091	$19,453	(5)	$286,374
	2007	$180,000	$63,000	$47,096	$27,714	(6)	$317,810
	2006	$167,500	$42,500	$32,784	$27,850	(7)	$270,634

John B. James Senior Executive Vice President/ Chief Administrative Officer	2008	$231,167	—	$6,632	$24,276	(8)	$262,075
	2007	$190,000	$66,500	$6,632	$24,274	(9)	$287,406
	2006	$170,000	$42,500	—	$23,005	(10)	$235,505

Roy N. Hellwege Executive Vice President/Chief Banking Officer Former President Bank of Florida – Tampa Bay	2008	$219,349	—	$6,632	$26,353	(11)	$252,334
	2007	$185,000	$50,000	$6,632	$21,962	(12)	$263,594
	2006	$170,000	$42,500	—	$14,712	(13)	$227,212

John S. Chaperon Executive Vice President/ Director of Corporate Risk Management President Bank of Florida – Southeast	2008	$204,250	—	$6,632	$33,432	(14)	$244,314
	2007	$185,000	$55,000	$6,632	$14,447	(15)	$261,079
	2006	$91,041	$40,000	—	$5,512	(16)	$136,553

(1)	The bonus amounts reflected in this column were for performance in the year noted, to be paid in January of the following year.
(2)	$12,337 in automobile expenses, $10,957 in club membership dues, $10,250 in 401(k) contributions and $1,253 in insurance premiums.
(3)	$13,539 in automobile expenses, $11,702 in club membership dues, $10,250 in 401(k) contributions and $1,847 in insurance premiums.
(4)	$9,286 in automobile expenses, $7,632 in club membership dues and $10,000 in 401(k) contributions.
(5)	$7,800 in automobile expenses, $5,408 in club membership dues, and $6,245 in 401(k) contributions.
(6)	$7,800 in automobile expenses, $13,326 in club membership dues, $6,250 in 401(k) contributions and $338 in insurance premiums.
(7)	$7,800 in automobile expenses, $15,000 in club membership dues and initiation fees and $5,050 in 401(k) contributions.

Footnotes from table on previous page (cont.)

(8)	$7,800 in automobile expenses, $9,483 in club membership dues, and $6,993 in 401(k) contributions.
(9)	$7,800 in automobile expenses, $8,797 in club membership dues, $7,118 in 401(k) contributions and $559 in insurance premiums.
(10)	$7,800 in automobile expenses, $8,405 in club membership dues and $6,800 in 401(k) contributions.
(11)	$7,800 in automobile expenses, $8,352 in club membership dues, and $10,201 in 401(k) contributions.
(12)	$6,000 in automobile expenses, $8,141 in club membership dues, $7,400 in 401(k) contributions and $421 in insurance premiums.
(13)	$6,000 in automobile expenses, $6,800 in 401(k) contributions and $1,912 in insurance premiums.
(14)	$7,800 in automobile expenses, $14,157 in club membership dues, $10,250 in 401(k) contributions and $1,225 in insurance premiums.
(15)	$2,495 in automobile expenses, $4,552 in club membership dues and $7,400 in 401(k) contributions.
(16)	$2,388 in automobile expenses and $3,124 in 401(k) contributions.

2008 Grants of Plan Based Awards

The table on the following page reflects performance based restricted stock considered in late 2008 and granted on March 16, 2009.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards - Target	Number of Shares of Stocks	Grant Date Value of Awards
Michael L. McMullan	03/16/09	*	26,000	$97,500
Tracy L. Keegan	03/16/09	*	10,000	$37,500
John B. James	03/16/09	*	10,000	$37,500
Roy N. Hellwege	03/16/09	*	5000	$18,750
John S. Chaperon	03/16/09	*	5000	$18,750

*	For any of the performance based restricted shares to vest, the Executive Officer must be employed with the Company at the conclusion of the vesting period and the Company must be profitable, on a consolidated basis, for any four consecutive quarters during the three year vesting period.

(This section intentionally left blank.)

2008 Outstanding Equity Awards at Fiscal Year-End

The following table discloses the stock options owned by the Named Executive Officers at December 31, 2008 and non-performance based restricted stock granted in 2009 as compensation for service and achievements in 2008.

	OPTION AWARDS				STOCK AWARDS
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
Name
Michael L. McMullan	30,000	—	$10.00	08/24/2009	—	—
	2,500	—	$10.00	05/17/2011	—	—
	30,000	—	$10.00	08/28/2012	—	—
	10,000	—	$11.29	10/21/2013	—	—
	10,000	—	$16.02	06/16/2015	—	—
	25,000	—	$23.10	12/14/2015	—	—
	6,000	9,000	$20.50	01/03/2017	—	—
	—	—	—	—	36,000	$135,000

Tracy L. Keegan	5,551	—	$22.70	12/30/2015	—	—
	2,966	1,483	$21.65	06/8/2016	—	—
	1,120	1,680	$20.50	01/03/2017	—	—
	—	—	—	—	17,000	$63,750

John B. James	1,300	—	$10.00	5/17/2011	—	—
	20,000	—	$10.00	8/28/2012	—	—
	2,500	—	$16.25	2/12/2014	—	—
	2,500	—	$23.10	12/14/2015	—	—
	1,140	1,710	$20.50	01/03/2017	—	—
	—	—	—	—	6,500	$24,375

Roy N. Hellwege	20,000	—	$10.15	09/12/2013	—	—
	2,500	—	$23.10	12/14/2005	—	—
	1,140	1,710	$20.50	01/03/2017	—	—
	—	—	—	—	10,500	$39,375

John S. Chaperon	10,000	—	$10.00	11/14/2012	—	—
	2,000	—	$16.25	02/12/2014	—	—
	2,500	—	$16.01	12/13/2014	—	—
	2,500	—	$23.10	12/14/2015	—	—
	1,140	1,710	$20.50	01/03/2017	—	—
	—	—	—	—	10,500	$39,375

2008 Option Exercises and Stock Vested

To supplement the preceding table, the following table provides information concerning stock options that vested or were exercised by the Named Executive Officers during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael L. McMullan	0	$0	3,000	$0
Tracy L. Keegan	0	0	3,893	0
John B. James	0	0	570	0
Roy N. Hellwege	0	0	570	0
John S. Chaperon	0	0	570	0

2008 Pension Benefits Table

The following table discloses the changes in value of the accumulated benefits and 2008 payments under pension benefit plans maintained by Bank of Florida.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit		Payments During Last Fiscal Year
Michael L. McMullan	SERP	Seven	$2,507,785	*	$0
Tracy L. Keegan	None	—			—
John B. James	None	—	—		—
Roy N. Hellwege	None	—			—
John S. Chaperon	None	—			—

*	The retirement benefit is 75% vested as of December 31, 2008, and will become 100% vested at December 31, 2011. In the event of death, the retirement benefit will become 100% vested. In the event of a change in control, Mr. McMullan will have the option prior to the closing of any merger resulting in a change of control to waive the acceleration of the change in control benefit or to choose 100% vesting. Based on Mr. McMullan’s current base salary and an 8% discount factor, the estimated present value is $3,343,713.

The following table discloses the non-qualified deferred compensation status of the Named Executive Officers at December 31, 2008.

2008 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End(*) ($)
Tracy L. Keegan	$0	$25,895	—	$0	$25,895
Roy N. Hellwege	$0	$45,752	—	$0	$45,752
John S. Chaperon	$0	$79,354	—	$0	$79,354

(*)	The Deferred Compensation Plan provides for an “Initial Vesting Period” of five years of service following the effective date of the Agreements which in the case of these Executive Officers was January 2, 2008.

Board Compensation

Bank of Florida has used a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of the Company and its subsidiaries. During 2008, the Compensation Committee reviewed the Board compensation at the Company and its subsidiaries with The Delves Group, its compensation consultant, and determined that it was appropriate not to increase the cash fees (retainers, Chairman’s fees, regular meeting and committee meeting fees) paid to directors of the Company and its subsidiaries, based upon the increased number of meetings and responsibilities for the directors. The Compensation Committee had further discussions about director compensation and decided that in light of the economic climate, in order to show director confidence in Bank of Florida and to further align the director’s interests with those of the shareholders, that director’s fees for the Company’s Board of Directors should be comprised solely of stock instead of cash and stock. The Compensation Committee will begin the new approach of paying directors fees in stock beginning in January 2009. The table on the following page provides information on the cash compensation earned by the Board of Directors of Bank of Florida during 2008.

Name	Fees Earned or Paid in Cash
Donald R. Barber	$38,100
Joe B. Cox	$40,100
Bradford G. Douglas	$27,900
John B. James	$0
LaVonne Johnson	$25,000
Edward Kaloust	$51,483
Michael L. McMullan	$0
Edward A. Morton	$28,892
Pierce T. Neese	$27,550
Michael T. Putziger	$55,716
Ramon A. Rodriguez	$42,008
Francis Rooney	$14,825
Terry W. Stiles	$28,583

Stock-Based Compensation

1999 Stock Option Plan

Bank of Florida currently has an equity compensation plan, the 1999 Stock Option Plan (“1999 Plan”), which provided for the issuance of stock options to employees and directors of the Company who contributed significantly to the management or operation of our or our subsidiaries’ business as determined by the committee administering the 1999 Plan. The 1999 Plan was approved by the shareholders at the 2000 Annual Meeting and the number of shares reserved under the 1999 Plan was subsequently increased at the 2003, 2004, and 2005 Annual Meetings. The 1999 Plan provided for the grant of options to employees and directors of the Company and its subsidiaries at the discretion of the Board of Directors or a committee designated by the Board of Directors to administer the 1999 Plan. Stock options to acquire all of the shares reserved under the 1999 Plan have been granted.

2006 Stock Compensation Plan

The 2006 Stock Compensation Plan was adopted by the Company’s Board of Directors on April 3, 2006, and approved by its shareholders at the 2006 Annual Meeting of Shareholders. The Board of Directors believes that stock-based incentives are important factors in attracting, retaining, and rewarding employees and directors, and closely aligning their interests with those of the shareholders. The following is a summary of the material terms of the 2006 Stock Compensation Plan. This summary is qualified in its entirety by the complete terms of the 2006 Stock Compensation Plan.

Grants. The 2006 Stock Compensation Plan provides for grants of: options to purchase common stock; restricted shares of common stock (which may be subject to both grant and forfeiture conditions) (“Restricted Stock”); Stock Units (which are a contractual right for a recipient to receive shares of Restricted Stock at a certain date or upon the occurrence of a certain event); and stock appreciation rights (entitling the grantee to receive the difference in value between the underlying common stock on the date of exercise and the value of such stock on the date of grant) (“SARs”), which may be either freestanding or granted in tandem with an option. Options to purchase common stock may be either incentive stock options (“ISOs”), which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options (“NQOs”) which are not intended to satisfy the requirements of Section 422 of the Code.

Securities to be Reserved. Under the 2006 Stock Compensation Plan, 12% of the Company’s outstanding shares of our common stock is reserved for issuance. This number covered was reduced by the 655,189 shares that were reserved under the 1999 Stock Option Plan on April 3, 2006. Upon any future issuance of additional common stock, 12% of such newly issued shares will also be reserved for issuance under the 2006 Stock Compensation Plan, provided, however, no more than 3,000,000 shares will ever be reserved. Any shares subject to an option that remain unexercised after the cancellation, expiration, or exchange of an option and any shares of Restricted Stock which are forfeited will again become available for use under the 2006 Stock Compensation Plan. Any shares which are surrendered for cash or common stock, or a combination thereof, and any shares of common stock used to satisfy a withholding obligation shall not again become available for use under the 2006 Stock Compensation Plan.

Administration of Plan. The 2006 Stock Compensation Plan is administered by Bank of Florida’s Compensation Committee (“Committee”). The Committee has delegated authority to grant options, SARs, and Restricted Stock. The composition of the Committee must be at least two directors, each of whom is a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, and each of whom shall be or will be treated as an “outside director” for purposes of Section 162(m) of the Code. Bank of Florida’s Board has authorized the Committee to interpret the 2006 Stock Compensation Plan, to determine the total number of shares to be granted, and to take such other action in the administration and operation of the 2006 Stock Compensation Plan as the Committee deems equitable under the circumstances. The Board of Directors, however, has reserved to itself the right to amend or terminate the 2006 Stock Compensation Plan. No amendment, however, may be effected without approval of the shareholders to the extent such approval is required under applicable law, Section 422 of the Code, Rule 16b-3, or any applicable stock exchange rule. Furthermore, in no case can stock awards be repriced, either by cancellation and regrant or by lowering the exercise price of a previously granted award.

Eligibility. Selected directors, Executive Officers, and employees are eligible to participate in the 2006 Stock Compensation Plan. Executive Officers and employees are eligible for the grant of ISOs, NQOs, Restricted Stock, Restricted Stock Units, and SARs. However, directors are only eligible for the grant of NQOs, SARs, and Restricted Stock. In addition, the Company’s Chief Executive Officer has the discretion to grant options to acquire up to 50,000 shares, primarily to new hires.

Terms of Options. The 2006 Stock Compensation Plan authorizes the grant of ISOs or NQOs, both of which are exercisable for shares of Bank of Florida common stock. Options may be granted for any reason, as the Committee deems appropriate under the circumstances. The price at which a stock option may be exercised for a share of common stock may not be less than the fair market value of a share of common stock on the date the stock option is granted. The “fair market value” means the closing price per share as reported in a financial periodical on the date the option is granted, or if no such closing price is available on such day, the closing price for the immediately preceding business day, or if no such prices are reported, a price determined by the Committee acting in good faith; provided, however, the fair market value can never be less than the book value of a share. See “Proposal 2 – Amendment of the 2006 Stock Compensation Plan” of this Proxy Statement that, if approved, would change the limit on the stock option grant price to fair market value and remove the reference to book value.

The period during which a stock option may be exercised shall be determined by the Committee at the time the option is granted and may not extend more than 10 years from the date of grant. A stock option or portion thereof that is not exercised before expiration of the applicable option period shall terminate. An ISO option agreement may provide for the exercise of a stock option within 90 days after the employment of an employee has terminated for any reason; except that the period may be extended to one year in the case of death or disability. An NQO option agreement may extend all such post-termination exercise periods for directors or employees to up to one year. The 2006 Stock Compensation Plan shall expire, and no further grants shall be made, 10 years after its approval by the shareholders.

The aggregate fair market value of ISOs granted to an individual employee under the 2006 Stock Compensation Plan, which first becomes exercisable in any calendar year, may not exceed $100,000 per year.

Stock Appreciation Rights. Under the 2006 Stock Compensation Plan, stock appreciation rights may be granted as part of a stock option (a “Related Option”) with respect to all or a portion of the shares of common stock subject to the Related Option (a “Tandem SAR”) or may be granted separately (a “Freestanding SAR”). Tandem SARs and Freestanding SARs are collectively referred to as “SARs.” The share value of a Freestanding SAR shall be set forth in the related SAR agreement, and may not be less than the fair market value of a share of common stock on the date the SAR is granted. The share value of a Tandem SAR shall be determined by the exercise price of the Related Option, which also may not be less than the fair market value of a share of common stock on the date of grant. The grant of SARs may be subject to such other terms as the Committee deems appropriate.

When a Freestanding SAR is exercised, the recipient receives a payment determined by calculating the difference between the share value at grant, as set forth in the SAR agreement, and the fair market value of a share of common stock on the date of exercise. On the exercise of a Tandem SAR for a number of shares, the Related Option is deemed to be surrendered to the extent of the same number of shares and the payment is based on the increase in fair market value of common stock on the exercise date over the value stated in the stock option agreement. Payment may be made in cash or stock, or a combination of cash and stock. The form and timing of payments shall be determined by the Committee. To date, no SARs have been granted.

Restricted Stock and Restricted Stock Units. Shares of Restricted Stock may be granted to employees and directors and may be subject to one or more contractual restrictions as established by the Committee at the time of grant and as set forth in the related Restricted Stock Agreement. The Agreement will set forth the conditions, if any, which will need to be satisfied before the grant will be effective and the conditions, if any, under which the employee’s or director’s interest in the Restricted Stock will be forfeited. As soon as practicable after a grant has become effective, the shares will be registered to or for the benefit of the employee or director. The Restricted Stock Agreement will state whether the employee or director has the right to receive any cash dividends paid with respect to the shares of Restricted Stock. If the employee or director has no right to receive cash dividends, the Agreement may give the employee or director the right to receive a cash payment in the future in lieu of the dividend payments, provided certain conditions are met. Dividends declared on the shares of Restricted Stock after grant, but before the shares are forfeited or become non-forfeitable, are treated as part of the grant of the related Restricted Stock. An employee or director has the right to vote the shares of Restricted Stock after grant until they are forfeited or become non-forfeitable.

Shares of Restricted Stock may vest in installments or in total upon satisfaction of the stipulated conditions. If the restrictions are not satisfied, the shares are forfeited and again become available under the 2006 Stock Compensation Plan. To enforce the restrictions, all shares of Restricted Stock will be held by the Company until the restrictions are satisfied. The exercise or surrender of any option granted under the 2006 Stock Compensation Plan and the acceptance of a Restricted Stock grant shall constitute an employee’s or director’s full and complete consent to whatever actions the Committee deems necessary to satisfy the federal and state tax withholding requirements, if any, which the Committee in its discretion deems applicable to such exercise or surrender of such Restricted Stock. The Committee also can provide that an employee or director may elect to satisfy federal and state tax withholding requirements through a reduction in the number of shares of Bank of Florida common stock actually transferred to the employee or director under the 2006 Stock Compensation Plan. Any such election and any such reduction shall satisfy the conditions of the exemption under Rule 16b-3. Grants of Restricted Stock will be effective for periods as determined by the Committee, provided no Restricted Stock may be granted after the earlier of the tenth anniversary of the 2006 Stock Compensation Plan being approved by the shareholders or the date on which all shares of common stock reserved under the 2006 Stock Compensation Plan have been issued or are unavailable for use, in which event the 2006 Stock Compensation Plan also shall terminate on such date.

In the case of Restricted Stock grants, some of the grants vest with the passage of time and others vest only upon the satisfaction of performance objectives. The Compensation Committee shall determine which type of restricted stock to grant and shall also determine the performance objectives to be used in connection with performance based Restricted Stock awards and the extent to which such objectives have been met. Performance objectives may vary from participant to participant and between groups of participants and shall be based upon such performance factors and criteria as the Committee, in its sole discretion, shall select among one or more of the following: stock price; earnings per share; return on equity; return on capital; net income; return on assets; or total return to shareholders. Shares of Restricted Stock were granted for the first time on March 16, 2009, to eleven Executive Officers based in part upon each Executive Officer’s performance in 2008. See “Stock Compensation” above.

Stock Units are not share awards, but rather represent a contractual right to receive shares at a specified future date, or upon the occurrence of a future event. Like Restricted Stock, Stock Units are not sold or transferred until any predefined restrictions have lapsed. However, because the initial award is only a promise to award a share at a later date, Stock Units carry neither voting nor dividend rights until they are exchanged into shares at the payment date. Holders of Stock Units are not shareholders (whereas holders of restricted shares are shareholders). However, the Company is allowed to pay dividend equivalents to recipients during the period in which they are a Stock Unit holder. Any such dividend payment is subject to taxation. Recipients will generally recognize ordinary income in the amount of the fair market value of the Restricted Stock at the time the actual stock is issued. To date, no Stock Units have been issued.

Certain Federal Income Tax Consequences. The following summary generally describes the current principal federal income tax consequences of certain events under the 2006 Stock Compensation Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or director or to the Company. The provisions of the Code and regulations thereunder relating to these matters are complicated, they change often, and their impact in any one case may depend upon the particular circumstances.

Options and Stock Appreciation Rights. A grantee will not be subject to any federal income tax upon the grant of a stock option or SAR pursuant to the 2006 Stock Compensation Plan.

A grantee will not recognize income for federal income tax purposes (and the Company will not be entitled to any federal income tax deduction) as a result of the exercise of an ISO and the related transfer of shares to the employee. However, the excess of the fair market value of the shares transferred upon the exercise of an ISO over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the employee for the year in which the option is exercised. Thus, certain employees may have an increase in their federal income tax liability as a result of the exercise of an ISO under the alternative minimum tax rules of the Code.

If the shares transferred pursuant to the exercise of an ISO are disposed of within two years from the date the ISO is granted or within one year from the date the ISO is exercised (the “ISO holding periods”), the employee will recognize ordinary income equal to the excess of the amount realized on the disposition over the price paid for the shares. In such case, the Company will be entitled to a tax deduction for the same amount.

If the shares transferred upon the exercise of an ISO are disposed of after the ISO holding periods have been satisfied, long term capital gain or long term capital loss is realized on the disposition. The Company will not be entitled to a federal income tax deduction as a result of such a disposition.

Ordinary income will be recognized by the employee or director upon exercise of an NQO. Generally, the ordinary income realized is the excess, if any, of the fair market value of the shares of common stock received upon the exercise of the NQO over the exercise price. An employee will also recognize ordinary income upon exercising a SAR equal to the total of any cash received and the fair market value of any shares of common stock received.

Income tax withholding from the employee is required on the income recognized by the employee upon exercise of an NQO or a SAR. The Company ordinarily will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the employee upon exercise of an NQO or a SAR, subject to the restrictions on deductibility described under “Performance-Based Compensation — Section 162(m) Requirements” below or the ordinary income recognized by the employee on the disposition of common stock acquired pursuant to the exercise of an ISO.

Restricted Stock and Stock Units. An employee or director will generally recognize ordinary income in an amount equal to the fair market value of the shares subject to the Restricted Stock grant at the time of vesting. Dividends paid to an employee or director on shares of Restricted Stock are treated as ordinary income of the employee or director in the year received. The Company will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the employee, subject to the limitations on deductibility contained in Section 162(m) of the Code. Employees and directors who receive Stock Units typically may defer income tax liability until the underlying shares of Restricted Stock are issued. Accordingly, the Company will not receive a deduction until that time.

Performance-Based Compensation — Section 162(m) Requirements. The 2006 Stock Compensation Plan is intended to preserve the Company’s tax deduction for the occurrence of certain events by complying with the terms of Section 162(m) of the Code and the regulations thereunder.

Shares Reserved For Issuance. The following table sets forth information about the number of shares reserved for issuance under the 1999 Stock Option Plan and the 2006 Stock Compensation Plan as of March 10, 2009.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance
Plans approved by security holders	617,671	$14.71	724,213
Equity compensation plans not approved by security holders*	145,131	$11.52	0

Total	762,802	$14.10	724,213

*	Includes warrants issued to the organizing directors of our subsidiary banks.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Person Transactions

The Audit Committee reviews any transactions with related persons in detail on a case-by-case basis, but has not adopted a written policy on the issue. The Committee reviews any such transactions where the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Management of the Company determines whether a transaction meets the requirements of a related person transaction requiring review by the Audit Committee. Transactions that fall within this definition are referred to the Committee for approval or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee decides whether or not to approve such a transaction and will approve only those transactions that are in the best interests of the Company. If the Company becomes aware of an existing transaction with a related person which has not been approved, the matter will be referred to the Audit Committee who will evaluate all options available, including ratification, revision or termination of such transaction. For purposes of this review, the term “related person” has the meaning ascribed to it in SEC Regulation S-K 404(a) “Transactions with related persons, promoters and certain control persons.”

Transactions

Bank of Florida does not make loans to its directors or Executive Officers. The Company’s subsidiary banks, however, make loans to our Executive Officers and directors in the ordinary course of business in accordance with their standard loan approval criteria. All such loans are made on substantially the same terms, including interest rates and collateral, as loans made to unaffiliated parties. As of December 31, 2008, the aggregate balance of all loans to the directors and Executive Officers of the Company and its subsidiaries was approximately $83.83 million, or 6.73% of our net loans.

In the ordinary course of business, we may use the products and services of companies, partnerships, or firms of which our directors are owners, directors, or officers.

The Company engaged Centuric, LLC of Ft. Lauderdale, Florida, to manage the Information Technology functions of the Company and the bank subsidiaries. This service primarily includes the purchase of computer hardware and software, telephones, network management services, and disaster recovery. Ramon A. Rodriguez, a director of Bank of Florida, is a member of Centuric Group, LLC, the parent company of Centuric, LLC, a consulting and outsourcing firm specializing in system integration, network management and security, disaster recovery and business contingency planning. The Company paid Centuric, LLC approximately $1,112,000 and $1,861,000 in 2008 and 2007, respectively. Of the $1,112,000 and $1,861,000 paid to Centuric, LLC in 2008 and 2007, respectively, $314,300 and $871,800 was for the purchase of computer equipment and software, including set-up fees.

In 2002, the Company entered into a lease with Citizens Reserve, LLC for a banking facility and office space located at 1185 Immokalee Road, Naples, Florida. The ownership interest in Citizens Reserve, LLC included three directors of Bank of Florida, Donald R. Barber (8.33%), John B. James (5.56%), and LaVonne Johnson (25%). In May 2008, Citizens Reserve, LLC sold the building to Naples 9, LLC, an unrelated entity. Citizens Reserve, LLC was paid $369,000 and $1,100,000 in 2008 and 2007, respectively.

Bank of Florida – Southwest leases a banking facility in Bonita Springs, Florida from Brooks Landing, LLC. Brooks Landing, LLC is owned in part by directors Donald R. Barber (9.38%), John B. James (6.25%), and LaVonne Johnson (25%). The total amount of lease payments as of December 31, 2008 was $227,429. The lease will expire in 2023.

Bank of Florida – Southeast engaged companies that had a relationship with Director Terry W. Stiles, to build out the office facility in Downtown Ft. Lauderdale located at 200 SW 1st Avenue and the Coral Ridge branch office located at 2521 East Commercial Boulevard. Bank of Florida – Southeast paid the various companies $400,000 in 2008 for their services. Bank of Florida – Southeast also has a lease arrangement for the Coral Ridge branch office with 2521 Marathon, LLC, for which Mr. Stiles serves as the manager. The total of the lease payments as of December 31, 2008, for the Coral Ridge branch was $225,382. The services and lease were approved by the Board of Directors of Bank of Florida – Southeast and Bank of Florida.

Bank of Florida – Southeast also leases its downtown Ft. Lauderdale headquarters facility from 200 Brickell Associates, Ltd., an entity in which Mr. Stiles is a partner. A total of $452,982 in lease payments was paid to 200 Brickell Associates, Ltd. during 2008 for the leasing of that banking facility.

Bank of Florida – Tampa Bay sublets office space to Medi-Weight Loss Clinics®. Bank of Florida – Tampa Bay received $123,600 in sublease income during 2008. Edward Kaloust, a director of Bank of Florida, is a managing member of Medi-Weight Loss Clinics®. The sublease agreements with Medi-Weight Loss Clinics® terminated on January 31, 2009.

PROPOSAL 2 – AMENDMENT OF THE 2006 STOCK COMPENSATION PLAN

By unanimous vote at a regular meeting held on March 9, 2009, the Board of Directors, upon the recommendation of the Compensation Committee, included in the agenda of this Annual Meeting this Proposal to amend the 2006 Stock Compensation Plan (“Plan”) to reduce the minimum stock option grant price, which currently is fixed at no less than book value. While under normal economic conditions the Board of Directors believes such a limit is appropriate, the current recession has resulted in the common stocks of most financial institutions to fall well below their book values. The current Plan limit results in any stock option grants to automatically be underwater or out of the money and does not provide the desired incentive, creating an unbalanced expense to the Company for stock options vesting over a long term (four to five years). The amendment would lower the minimum amount on the grant price to Fair Market Value (as defined in the Plan) of the Company’s stock. The full text of the amendment is as follows:

BANCSHARES OF FLORIDA, INC.

2006 STOCK COMPENSATION PLAN (as amended)

*        *        *        *        *         *

SECTION 2

DEFINITIONS

*        *        *        *        *         *

2.10. “Fair Market Value” means: (1) the closing price of the Stock on the date in question, as quoted by the Nasdaq National Market or the Nasdaq SmallCap Market (or other nationally recognized quotation service); (2) if the Stock is not traded on the Nasdaq Stock Market but is registered on a national securities exchange the closing sales price of the Stock on such national securities exchange; (3) if the Stock is not traded on a national securities exchange or through any other nationally recognized quotation service, then the fair market value of the Stock as determined by the Board of Directors or the Committee, acting in good faith, under any method consistent with the Code, or Treasury Regulations thereunder, as the Board of Directors or the Committee shall in its discretion select and apply at the time of the grant.

The Board of Directors recommends that the shareholders approve the proposed amendment because it considers such amendment to be in the best long-term and short-term interests of Bank of Florida and its shareholders. The Board of Directors believes that the proposed amendment will be beneficial to the Company by providing the incentive benefit originally intended by the Plan. In the 2006 Proxy Statement, the stated intent of the Board in proposing this Plan was that it believed “that stock-based incentives are important factors in attracting, retaining, and rewarding employees and directors, and closely aligning their interests with those of shareholders.” Due to the public concerns with the current recession and the unforeseen and unprecedented conditions being experienced locally, as well as by the entire country, the stock option grants under the Plan today are underwater as of the grant date and provide little incentive.

At a time when it is critical for the Company to encourage and reward those executives that are essential to guiding Bank of Florida through this recession, the Board believes that the amendment will allow the Board to be more flexible in granting incentives that are valuable and that actually provide the intended incentive to both remain with the Company and maximize shareholder value. This amendment in no way encourages senior executives to take unnecessary and excessive risks. The amendment will not only allow the Company to offer incentives to encourage current executives, but the Board believes it will make Bank of Florida more competitive in being able to attract those individuals best qualified and capable of helping the Company successfully navigate through this difficult economic landscape. These individuals are in high demand and without this amendment it is likely that they will go with financial institutions that are able to offer more attractive compensation packages, including stock options granted at prices that are more reflective of actual market conditions. In order to come to Bank of Florida, the individuals that the Company may need to attract during this recession will need to see some upside incentive, like stock options near market prices.

The ability to offer stock options at a price closer to the trading price of Bank of Florida’s stock will provide the incentive originally intended by the Plan and will more closely align the interests of the executives with those of our shareholders.

The Board of Directors Recommends that Shareholders Vote “FOR” the Amendment of the 2006 Stock Compensation Plan.

PROPOSAL 3 - ADJOURNMENT OF ANNUAL MEETING

The Board of Directors seeks your approval to adjourn the Annual Meeting in the event that there are insufficient votes at the Annual Meeting to approve Proposals 1 or 2. In order to permit proxies that have been timely received to be voted for an adjournment, we are submitting this proposal as a separate matter for your consideration. If it is necessary to adjourn the Annual Meeting, and the adjournment is for a period of less than 30 days, no notice of the time or place of the reconvened meeting will be given to shareholders, other than an announcement made at the Annual Meeting.

The Board of Directors Recommends that Shareholders Vote “FOR” the Approval of the Adjournment of the Annual Meeting.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2010 Annual Meeting, a shareholder’s proposal to take action at such meeting must be received at our main office at 1185 Immokalee Road, Naples, Florida 34110, on or before November 30, 2009. Proposals must comply with the Securities and Exchange Commission’s proxy rules as provided in 17 C.F.R. Section 240.14a-8 in order to be included in our proxy materials.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Bank of Florida has no formal procedures to follow for shareholders to communicate with the Board of Directors. Should you wish to submit a written communication to the Board or an individual director, you may mail or deliver such communication to: Tracy L. Keegan, Chief Financial Officer, Bank of Florida, 1185 Immokalee Road, Naples, Florida 34110. All appropriate communications received from shareholders will be forwarded to the Board of Directors or any committee thereof, as appropriate. Should a shareholder wish to address the Board in person, the shareholder may submit such request to: Michael T. Putziger, Chairman of the Board, Bank of Florida, 1185 Immokalee Road, Naples, Florida 34110. Depending on the matter the shareholder wishes to discuss with the Board and the Board’s availability, the Board will consider such a request in determining whether to invite the shareholder to address a Board meeting.

NEW BUSINESS

According to our Bylaws, any new business to be taken up at the Annual Meeting must be stated in writing and filed with Bank of Florida at least 30 days before the date of the Annual Meeting, in order to be considered at the Annual Meeting. No other proposals shall be acted upon at the Annual Meeting. A shareholder may make a proposal at the Annual Meeting, which may be discussed and considered, but unless stated in writing and filed at least 30 business days before the meeting, such proposal shall not be acted upon except at an adjourned Annual Meeting, Special Meeting, or subsequent Annual Meeting of the Shareholders.

COMPLIANCE WITH SECTION 16(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and any person who beneficially owns more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive Officers, directors, and more than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms which they file. During 2008, certain of our directors and Executive Officers who own our stock filed Form 3’s or Form 4’s with the Securities and Exchange Commission. The information on these filings reflects the current ownership position of all such individuals. Based solely on the review of copies of the filings we have received, it is our belief that all such reports were timely filed during 2008 except for Donald R. Barber and LaVonne Johnson who each inadvertently filed one late Form 4.

OTHER MATTERS WHICH MAY PROPERLY COME

BEFORE THE ANNUAL MEETING

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting, other than those matters described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, however, it is intended that the proxies solicited hereby will be voted in accordance with the judgment of the person or persons voting the proxies.

SOLICITATION

The cost of soliciting proxies on behalf of the Board of Directors for the Annual Meeting will be borne by the Company. Proxies may be solicited by directors, officers, or our other employees, in person, or by telephone, e-mail, or mail. We are requesting persons and entities holding shares in their names, or in the names of their nominees, to send proxy materials to, and obtain proxies from, such beneficial owners. Those persons and entities will be reimbursed for their reasonable out-of-pocket expenses. Because of the number of our shares that are held in street name, the Company has retained Regan & Associates, Inc., to aid in the solicitation of shareholders, brokers, banks, and other institutional investors for an estimated fee of $7,500.

AVAILABILITY OF OTHER INFORMATION

Accompanying this Proxy Statement is our 2008 Annual Report, which includes our audited financial statements. The Annual Report and other corporate information are also available in the Investor Relations section of our corporate website, www.bankofflorida.com. Additional printed copies of our Annual Report are available to shareholders at no charge. Any shareholder who would like an additional copy may contact:

Bank of Florida Corporation

1185 Immokalee Road

Naples, Florida 34110

Attention: Tracy L. Keegan, Chief Financial Officer

(239) 254-2100

We currently file periodic reports (including Form 10-K’s and Form 10-Q’s) with the Securities and Exchange Commission. These periodic reports are filed electronically via EDGAR and can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its Public Reference Section, 450 Fifth Street, NW, Washington, DC 20549. The Securities and Exchange Commission maintains a website that contains registration statements, reports, proxy and information statements, and other information regarding registrants that file electronically. Information filed by Bank of Florida is also available for review on this website at www.sec.gov.

BANK OF FLORIDA CORPORATION

March 30, 2009

REVOCABLE PROXY

BANK OF FLORIDA CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints the members of the Board of Directors of Bank of Florida Corporation (“BOFL”), with full powers of substitution, to act as proxy for, and attorney-in-fact, to vote all shares of the common stock of BOFL which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at BOFL’s corporate headquarters located at 1185 Immokalee Road, Naples, Florida 34110, on Thursday, April 30, 2009, at 4:30 p.m., and at any and all adjournments thereof.

The undersigned shareholder of BOFL may revoke this Proxy at any time before it is voted by either filing with the Corporate Secretary of BOFL, a written notice of revocation, by delivering to BOFL a duly executed Proxy bearing a later date, or by attending this Annual Meeting and voting in person.

THE FOLLOWING PROPOSALS ARE BEING ACTED UPON:

PROPOSAL 1: The election of thirteen members of the Board of Directors;	FOR	WITHHOLD AUTHORITY	FOR ALL EXCEPT

Donald R. Barber, Joe B. Cox, Esq., Bradford G. Douglas, John B. James, LaVonne Johnson, Edward Kaloust, Michael L. McMullan, Edward A. Morton, Pierce T. Neese, Michael T. Putziger, Esq., Ramon A. Rodriguez, CPA, Francis Rooney, Terry W. Stiles

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

	☐	☐	☐

PROPOSAL 2: The approval of the amendment of the 2006 Stock Compensation Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 3: The adjournment of the Annual Meeting to solicit additional proxies in the event there are not sufficient votes to approve either of the foregoing Proposals.	FOR ☐	AGAINST ☐	ABSTAIN ☐

IN THEIR DISCRETION THE PROXY COMMITTEE IS AUTHORIZED TO TRANSACT AND TO VOTE UPON SUCH OTHER BUSINESS as may properly come before this Annual Meeting or any adjournments thereof.

NOTE: When properly executed, this Proxy will be voted in the manner directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED.

IMPORTANT: Please sign your name exactly as it appears on your stock certificate. When shares are held by joint tenants, both must sign, when signing as attorney, executor, administrator, agent, trustee or guardian, please give full title. If shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person.

The undersigned acknowledges receiving from BOFL, prior to the execution of the Proxy, an Annual Report, a Notice of the Annual Meeting and a Proxy Statement dated March 30, 2009.

Signature:

Signature if held jointly:
ADDRESS LABEL
Date:

Please mark, sign, date and return this Proxy Card promptly, using the enclosed envelope. If you receive more than one Proxy Card, please sign and return all cards in the accompanying envelope.